EXHIBIT 2.1
EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
BY AND AMONG
SANDISK CORPORATION,
MIKE ACQUISITION COMPANY LLC,
MATRIX SEMICONDUCTOR, INC.
AND
BRUCE DUNLEVIE,
AS STOCKHOLDER REPRESENTATIVE
OCTOBER 20, 2005

TABLE OF CONTENTS
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AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
     AGREEMENT AND PLAN OF MERGER AND REORGANIZATION, dated as of October 20, 2005 (this “Agreement”), by and among SanDisk Corporation, a Delaware corporation (“SanDisk”), Matrix Semiconductor, Inc., a Delaware corporation (“Matrix”), Mike Acquisition Company LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of SanDisk (“Merger Sub”), and Bruce Dunlevie, as a representative of Matrix’s stockholders (the “Stockholder Representative”).
RECITALS
     The board of directors of each of Matrix, SanDisk and Merger Sub have determined that the Merger (as defined in Section 1.1) would be advisable and in the best interests of the stockholders of their respective companies, and subject to the terms and conditions, set forth in this Agreement, and, in furtherance thereof, have approved this Agreement and the transactions contemplated by this Agreement.
     In order to induce SanDisk to enter into this Agreement, certain stockholders of Matrix are executing and delivering binding Support Agreements concurrently with the execution and delivery of this Agreement.
     Matrix and SanDisk intend that the Merger qualify as a “reorganization” under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). This Agreement is adopted as a plan of reorganization within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).
AGREEMENT
     In consideration of the representations, warranties, covenants and other agreements in this Agreement, the parties hereto, intending to be legally bound, agree as follows:
ARTICLE 1
THE MERGER
     1.1 The Merger. Upon the terms and subject to the conditions in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and the Delaware Limited Liability Company Act (the “LLC Act”), Matrix shall be merged with and into Merger Sub (the “Merger”) at the effective time of the Merger (the “Effective Time”) which shall be the time of Closing (as defined in Section 1.2) unless otherwise agreed by both parties as set forth in the certificate of merger, substantially in the form of Exhibit A (the “Certificate of Merger”), to be filed if, as and when the Closing occurs with the Secretary of State of the State of Delaware (the “Delaware Secretary”). Merger Sub shall be the surviving company (sometimes referred to as the “Surviving Company”) in the Merger. If Treasury Regulations Section 1.368-2T, or Treasury Regulations substantially to the same effect, are not effective at the time of Closing and the Merger cannot be consummated as a “reorganization” under the provisions of Section 368(a) of the Code, then (a) Merger Sub shall be converted under applicable law into a corporation, (b) the Merger shall be effected through the merger of the

Merger Sub with and into Matrix (the “Reverse Merger”), and (c) Matrix shall be the Surviving Company in the Reverse Merger. In the event of the Reverse Merger, Section 5.3(c) shall not apply. Notwithstanding the foregoing, SanDisk may change the structure of the Merger to a forward merger with Matrix merging with and into SanDisk and SanDisk surviving the Merger. In such event, SanDisk, as the surviving company after the Merger, may be referred to as the Surviving Company.
     1.2 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place as soon as practicable, and no more than two business days, after the satisfaction or waiver of each of the conditions set forth in ARTICLE 5 or at such other time as the parties agree in writing. The Closing shall take place at the offices of Wilson Sonsini Goodrich & Rosati PC (“WSGR”), 650 Page Mill Road, Palo Alto, California, or at such other location as the parties agree. The date on which the Closing actually occurs is herein referred to as the “Closing Date.”
     1.3 Effects of the Merger.
          (a) At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger, the applicable provisions of the DGCL and the LLC Act.
          (b) At the Effective Time, the certificate of formation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of formation of the Surviving Company until thereafter amended as provided by the LLC Act and such certificate of formation; provided, however, that at the Effective Time the certificate of formation of the Surviving Company shall be amended so that the name of the Surviving Company shall be “Matrix Semiconductor LLC.”
          (c) At the Effective Time, the operating agreement of Merger Sub, as in effect immediately prior to the Effective Time, shall be the operating agreement of the Surviving Company until thereafter amended as provided by the LLC Act, the certificate of formation of the Surviving Company and such operating agreement.
          (d) At the Effective Time, the member of Merger Sub immediately prior to the Effective Time shall be the member of the Surviving Company for so long as provided under the LLC Act, the certificate of formation of the Surviving Company and the operating agreement of the Surviving Company.
     1.4 Effects on Capital Stock and Membership Units. As of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, SanDisk, Matrix or the holders of any of the following securities, the following shall occur:
          (a) Each share of capital stock of Matrix (the “Matrix Capital Stock”) that is owned by Matrix, SanDisk, Merger Sub or any of their respective Subsidiaries (as defined in Section 8.4(i) herein) shall automatically be canceled and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.
          (b) Each membership unit of Merger Sub (a “Merger Sub Unit”) issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued,

fully paid and nonassessable membership unit of the Surviving Company. Each certificate evidencing ownership of Merger Sub Units shall evidence ownership of membership units in the Surviving Company.
          (c) (i) Each issued and outstanding share of Matrix Capital Stock (other than shares to be canceled in accordance with Section 1.4 and Dissenting Shares (as defined in Section 1.7)) shall be converted into the right to receive the portion of the consideration specified in Section 1.4(c)(ii) (the “Merger Consideration”) as determined in Section 1.4(c)(iii). As of the Effective Time, all such shares of Matrix Capital Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate formerly representing any such shares of Matrix Capital Stock (the “Certificates”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration as allocated in this Section 1.4 upon surrender of such Certificate in accordance with Section 1.5.
               (ii) SanDisk shall issue (or, in the case of rights to acquire shares, commit to issue) in the aggregate, on account of all shares of Matrix Capital Stock outstanding immediately prior to the Effective Time and all rights (including options and warrants) to acquire shares of Matrix Capital Stock outstanding immediately prior to the Effective Time, excluding the Restricted Stock Units to be granted pursuant to Section 4.20(a), and the Additional Restricted Stock Units to be granted pursuant to Section 4.22, if any, a maximum number of shares of common stock, par value $0.001 per share, of SanDisk (together with the Series A Junior Participating Preferred Stock Purchase Rights attached thereto, “SanDisk Common Stock”), equal to (A) $228,524,655 divided by (B) the SanDisk Closing Price (such maximum number of shares, the “Maximum SanDisk Shares”). For purposes of this Agreement, the term “SanDisk Closing Price” shall mean the Average SanDisk Trading Price (as defined below); provided, however, that (1) if the Average SanDisk Trading Price is less than $44.8866, then the SanDisk Closing Price shall be deemed to be $44.8866, or (2) if the Average SanDisk Trading Price is greater than $54.8614, then the SanDisk Closing Price shall be deemed to be $54.8614. The “Average SanDisk Trading Price” shall be the weighted average closing price of the SanDisk Common Stock (as reported, absent manifest error, on Nasdaq.com) with respect to the five consecutive trading days ending on and including the trading day that is two trading days preceding the day on which the Closing Date occurs. A portion of the Merger Consideration equal to such number of shares of SanDisk Common Stock (rounded to the nearest whole share) equal to the quotient of $10,000,000 divided by the SanDisk Closing Price shall be deposited at the Closing (the “Escrow Fund”) with ComputerShare Trust Company, Inc., as escrow agent (the “Escrow Agent”), in accordance with an Escrow Agreement, dated as of the Closing Date, substantially in the form of Exhibit B (the “Escrow Agreement”), by and among SanDisk, the Escrow Agent and the Stockholder Representative. The Escrow Fund will be held and distributed in accordance with the terms of the Escrow Agreement and ARTICLE 7 of this Agreement.
               (iii) The Merger Consideration shall be allocated as follows:
   (A) Each share of Series G Preferred Stock issued and outstanding immediately prior to the Effective Time, after giving effect to any and all conversions of Matrix Preferred Stock pursuant to this Section 1.4(c)(iii), shall, subject to and in accordance with Sections 1.5(b) and 1.6, be converted into the right to receive, and become exchangeable for, shares of SanDisk Common Stock with an aggregate value equal to (1) $1.44 ($1.44 times the issued and outstanding shares of Series G Preferred Stock immediately prior to the Effective Time shall be referred to herein as the “Series G Liquidation Preference”) plus (2) the Common Price Per Share; provided, however, that in no event shall each share of Series G Preferred Stock receive Merger Consideration having an aggregate value greater than $7.20. If the Matrix Common Stock issuable upon conversion of any share of Series G Preferred Stock would be entitled to receive Merger Consideration with an aggregate value that is greater than $7.20, were such preferred share converted prior to the Effective Time, then, immediately prior to the Effective Time, such share of Series G Preferred Stock shall be converted into Matrix Common Stock pursuant to Matrix’s certificate of incorporation.
  (B) Each share of Series E Preferred Stock issued and outstanding immediately prior to the Effective Time, after giving effect to any and all conversions of Matrix Preferred Stock pursuant to this Section 1.4(c)(iii), shall, subject to and in accordance with Sections 1.5(b) and 1.6, be converted into the right to receive, and become exchangeable for, shares of SanDisk Common Stock with an aggregate value equal to (1) $1.2784 ($1.2784 times the issued and outstanding shares of Series E Preferred Stock immediately prior to the Effective Time shall be referred to herein as the “Series E Liquidation Preference”) plus (2) the Common Price Per Share; provided, however, that in no event shall each share of Series E Preferred Stock receive Merger Consideration having an aggregate value greater than $6.392. If the Matrix Common Stock issuable upon conversion of any share of Series E Preferred Stock would be entitled to receive Merger Consideration with an aggregate value that is greater than $6.392, were such preferred share converted prior to the Effective Time, then, immediately prior to the Effective Time, such share of Series E Preferred Stock shall be converted into Matrix Common Stock pursuant to Matrix’s certificate of incorporation.
  (C) Each share of Series A-1 Preferred Stock issued and outstanding immediately prior to the Effective Time, after giving effect to any and all conversions of Matrix Preferred Stock pursuant to this Section 1.4(c)(iii), shall, subject to and in accordance with Sections 1.5(b) and 1.6, be converted into the right to receive, and become exchangeable for, shares of SanDisk Common Stock with an aggregate value equal to $1.00 ($1.00 times the issued and outstanding shares of Series A-1 Preferred Stock immediately prior to the Effective Time shall be referred to herein as the “Series A-1 Liquidation Preference”). If the Matrix Common Stock issuable upon conversion of any share of Series A-1 Preferred Stock would be entitled to receive Merger Consideration with an aggregate value that is greater than $1.00, were such share converted prior to the Effective Time, then, immediately prior to the Effective Time, such share of Series A-1 Preferred Stock shall be converted into Matrix Common Stock pursuant to Matrix’s certificate of incorporation.

  (D) Each share of Series B-1 Preferred Stock issued and outstanding immediately prior to the Effective Time, after giving effect to any and all conversions of Matrix Preferred Stock pursuant to this Section 1.4(c)(iii), shall, subject to and in accordance with Sections 1.5(b) and 1.6, be converted into the right to receive, and become exchangeable for, shares of SanDisk Common Stock with an aggregate value equal to $9.88 ($9.88 times the issued and outstanding shares of Series B-1 Preferred Stock immediately prior to the Effective Time shall be referred to herein as the “Series B-1 Liquidation Preference”). If the Matrix Common Stock issuable upon conversion of any share of Series B-1 Preferred Stock would be entitled to receive Merger Consideration with an aggregate value that is greater than $9.88, were such share converted prior to the Effective Time, then, immediately prior to the Effective Time, such share of Series B-1 Preferred Stock shall be converted into Matrix Common Stock pursuant to Matrix’s certificate of incorporation.
  (E) Each share of Series C-1 Preferred Stock issued and outstanding immediately prior to the Effective Time, after giving effect to any and all conversions of Matrix Preferred Stock pursuant to this Section 1.4(c)(iii), shall, subject to and in accordance with Sections 1.5(b) and 1.6, be converted into the right to receive, and become exchangeable for, shares of SanDisk Common Stock with an aggregate value equal to $64.08 ($64.08 times the issued and outstanding shares of Series C-1 Preferred Stock immediately prior to the Effective Time shall be referred to herein as the “Series C-1 Liquidation Preference”) . If the Matrix Common Stock issuable upon conversion of any share of Series C-1 Preferred Stock would be entitled to receive Merger Consideration with an aggregate value that is greater than $64.08, were such share converted prior to the Effective Time, then, immediately prior to the Effective Time, such share of Series C-1 Preferred Stock shall be converted into Matrix Common Stock pursuant to Matrix’s certificate of incorporation.
  (F) Each share of Series F-1 Preferred Stock issued and outstanding immediately prior to the Effective Time, after giving effect to any and all conversions of Matrix Preferred Stock pursuant to this Section 1.4(c)(iii), shall, subject to and in accordance with Sections 1.5(b) and 1.6, be converted into the right to receive, and become exchangeable for, shares of SanDisk Common Stock with an aggregate value equal to $2.20 ($2.20 times the issued and outstanding shares of Series F-1 Preferred Stock immediately prior to the Effective Time shall be referred to herein as the “Series F-1 Liquidation Preference”). If the Matrix Common Stock issuable upon conversion of any share of Series F-1 Preferred Stock would be entitled to receive Merger Consideration with an aggregate value that is greater than $2.20, were such share converted prior to the Effective Time, then, immediately prior to the Effective Time, such share of Series F-1 Preferred Stock shall be converted into Matrix Common Stock pursuant to Matrix’s certificate of incorporation.
  (G) Each share of Series F-2 Preferred Stock issued and outstanding immediately prior to the Effective Time, after giving effect to any and all conversions of Matrix Preferred Stock pursuant to this Section 1.4(c)(iii), shall, subject to and in accordance with Sections 1.5(b) and 1.6, be converted into the right to receive, and become exchangeable for, shares of SanDisk Common Stock with an aggregate value equal to $2.20 ($2.20 times the issued and outstanding shares of Series F-2 Preferred Stock immediately prior to the Effective Time shall be referred to herein as the “Series F-2 Liquidation Preference”). If the Matrix Common Stock issuable upon conversion of any share of Series F-2 Preferred Stock would be entitled to receive Merger Consideration with an aggregate value that is greater than $2.20, were such share converted prior to the Effective Time, then, immediately prior to the Effective Time, such share of Series F-2 Preferred Stock shall be converted into Matrix Common Stock pursuant to Matrix’s certificate of incorporation.
  (H) There are no outstanding shares of Series F-3 Preferred Stock or Series F-4 Preferred Stock.
  (I) Each share of Series F-5 Preferred Stock issued and outstanding immediately prior to the Effective Time, after giving effect to any and all conversions of Matrix Preferred Stock pursuant to this Section 1.4(c)(iii), shall, subject to and in accordance with Sections 1.5(b) and 1.6, be converted into the right to receive, and become exchangeable for, shares of SanDisk Common Stock with an aggregate value equal to $1.44 ($1.44 times the issued and outstanding shares of Series F-5 Preferred Stock immediately prior to the Effective Time shall be referred to herein as the “Series F-5 Liquidation Preference”). If the Matrix Common Stock issuable upon conversion of any share of Series F-5 Preferred Stock would be entitled to receive Merger Consideration with an aggregate value that is greater than $1.44, were such share converted prior to the Effective Time, then, immediately prior to the Effective Time, such share of Series F-5 Preferred Stock shall be converted into Matrix Common Stock pursuant to Matrix’s certificate of incorporation.
  (J) Each share of Series A Preferred Stock issued and outstanding immediately prior to the Effective Time, each share of Series B Preferred Stock issued and outstanding immediately prior to the Effective Time, each share of Series C Preferred Stock issued and outstanding immediately prior to the Effective Time, each share of Series D Preferred Stock issued and outstanding immediately prior to the Effective Time and each share of Matrix Common Stock issued and outstanding immediately prior to the Effective Time shall, subject to and in accordance with Sections 1.5(b) and 1.6, be converted into the right to receive, and become exchangeable for, a number of shares of SanDisk Common Stock equal to the Common Exchange Ratio.
  (K) If the aggregate value of the Merger Consideration is less than the sum of the Series G Liquidation Preference, Series E Liquidation Preference, Series A-1 Liquidation Preference, Series B-1 Liquidation Preference, Series C-1 Liquidation Preference, Series F-1 Liquidation Preference, Series F-2 Liquidation Preference and Series F-5 Liquidation Preference pursuant to

Section 1.4(c)(iii) hereof, then, notwithstanding the foregoing provisions of this Section 1.4(c)(iii), all of the shares of SanDisk Common Stock to be distributed among the holders of Matrix Capital Stock as of immediately prior to the Effective Time pursuant to Section 1.4(c)(iii), but subject to Sections 1.5(b) and 1.6, shall be distributed (i) first, pro rata among the holders of the Series G Preferred Stock and Series E Preferred Stock, in each case as of immediately prior to the Effective Time, in proportion to the numbers of shares of Series G Preferred Stock and Series E Preferred Stock held by them as of immediately prior to the Effective Time multiplied by the respective Liquidation Preference (as such term is defined in Matrix’s certificate of incorporation) for such shares of Series G Preferred Stock and Series E Preferred Stock, and (ii) second, to the extent there is any remaining amount, pro rata among the holders of the Series A-1 Preferred Stock, Series B-1 Preferred Stock, Series C-1 Preferred Stock, Series F-1 Preferred Stock, Series F-2 Preferred Stock and Series F-5 Preferred Stock, in each case as of immediately prior to the Effective Time, in proportion to the numbers of shares of Series A-1 Preferred Stock, Series B-1 Preferred Stock, Series C-1 Preferred Stock, Series F-1 Preferred Stock, Series F-2 Preferred Stock and Series F-5 Preferred Stock held by them as of immediately prior to the Effective Time multiplied by the respective Liquidation Preference (as such term is defined in Matrix’s certificate of incorporation) for such shares of Series A-1 Preferred Stock, Series B-1 Preferred Stock, Series C-1 Preferred Stock, Series F-1 Preferred Stock, Series F-2 Preferred Stock and Series F-5 Preferred Stock.
For purposes of this Section 1.4(c)(iii), the value of one share of SanDisk Common Stock shall be deemed to be equal to the Average SanDisk Trading Price.
  (iv) The “Common Price Per Share” shall equal (A/B), where:
A is equal to (i) the Maximum SanDisk Shares multiplied by the Average SanDisk Trading Price less (ii) the Series G Liquidation Preference less (iii) the Series E Liquidation Preference less (iv) the Series A-1 Liquidation Preference less (v) the Series B-1 Liquidation Preference less (vi) the Series C-1 Liquidation Preference less (vii) the Series F-1 Liquidation Preference less (viii) the Series F-2 Liquidation Preference less (ix) the Series F-5 Liquidation Preference, and
B is equal to the Matrix Participating Capitalization. For purposes of this Agreement, “Matrix Participating Capitalization” shall mean the total (without duplication) as of immediately prior to the Effective Time of (i) the number of shares of outstanding Matrix Common Stock, (ii) the number of shares of Matrix Common Stock issuable upon conversion of all shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series G Preferred Stock, including Warrants to purchase such series of Matrix Preferred Stock, and (iii) the number of shares of Matrix Common Stock issuable upon exercise of all outstanding Matrix Options (whether or not then vested or exercisable) (other than any unvested Matrix Options then held by Dennis Segers or Geoff Ribar), excluding any Restricted Stock Units or Additional Restricted Stock Units.

  (v) The “Common Exchange Ratio” shall equal ((A/B)/C), where:
A is equal to (i) the Maximum SanDisk Shares multiplied by the Average SanDisk Trading Price less (ii) the Series G Liquidation Preference less (iii) the Series E Liquidation Preference (iv) less the Series A-1 Liquidation Preference (v) less the Series B-1 Liquidation Preference less (vi) the Series C-1 Liquidation Preference less (vii) the Series F-1 Liquidation Preference less (viii) the Series F-2 Liquidation Preference less (ix) the Series F-5 Liquidation Preference,
B is equal to the Average SanDisk Trading Price, and
C is equal to the Matrix Participating Capitalization.
               If there is a stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to shares of Matrix Capital Stock or SanDisk Common Stock occurring after the date of this Agreement and before the Effective Time, all references in this Agreement to specified numbers of shares of any class or series affected thereby, and all calculations that are based upon numbers of shares of any class or series (or trading prices therefor) affected thereby, shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change.
     1.5 Exchange of Certificates.
          (a) At or prior to the Closing, SanDisk shall enter into an agreement with ComputerShare Trust Company, Inc. (or such other bank or trust company in the United States as may be designated by SanDisk, the “Exchange Agent”), which shall provide that SanDisk shall promptly after the Effective Time, make available to the Exchange Agent shares of SanDisk Common Stock and cash in amounts and at the times necessary for the payment of the Merger Consideration as specified and allocated in Section 1.4 upon surrender of Certificates; provided that, on behalf of the former Matrix Stockholders, SanDisk shall deposit into the Escrow Fund a number of shares equal to the Escrow Amount (as defined in the Escrow Agreement). It being understood that any and all interest earned on funds made available to the Exchange Agent in accordance with this Agreement shall be turned over to SanDisk.
          (b) At the Closing or within five business days after the Closing, the Exchange Agent shall deliver or mail to each holder of record of a Certificate (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as SanDisk and Matrix may reasonably specify and agree) and (ii) instructions for use in surrendering Certificates in exchange for consideration specified and allocated in Section 1.4. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall receive in exchange therefor the Merger Consideration into which the shares formerly represented by such Certificate shall have been converted in accordance with Section 1.4 (less any shares of SanDisk Common Stock deposited into the Escrow Fund) as set forth on the Spreadsheet (as defined in Section 4.14), and the Certificate so surrendered shall be canceled. SanDisk will request that the Exchange Agent deliver the applicable portion of the Merger Consideration as promptly as practicable to the holders of surrendered Certificates, and upon the Stockholder Representative’s reasonable request, will reiterate its request. If a transfer of ownership of shares of Matrix Capital Stock has not been registered in Matrix’s transfer records, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered if such Certificate is properly endorsed or otherwise is in proper form for transfer and the Person requesting such issuance shall pay any transfer or other Tax (as defined in Section 2.9(a)) required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of SanDisk that such Tax has been paid or is not applicable. Other than interest earned that becomes part of the Escrow Fund, no interest shall be paid or will accrue on the cash payable to holders of Certificates in accordance with the provisions of this ARTICLE 1.
          (c) All shares of SanDisk Common Stock issued and all cash paid upon the surrender of Certificates in accordance with the terms of this ARTICLE 1 (including shares of SanDisk Common Stock deposited into the Escrow Fund) shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Matrix Capital Stock represented by such Certificates, and there shall be no further registration of transfers on the stock transfer books of the Surviving Company of the shares of Matrix Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Company or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this ARTICLE 1, except as otherwise provided by law.
          (d) None of SanDisk, the Surviving Company or the Exchange Agent shall be liable to any Person with respect to any cash delivered to a public official in accordance with any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered immediately prior to the date on which any amounts payable in accordance with this ARTICLE 1 would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 2.3), any such amounts shall, to the extent permitted by applicable law, become the property of the Surviving Company, free and clear of all claims or interest of any Person previously entitled thereto.
          (e) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by SanDisk, the posting by such Person of a bond in such reasonable amount as SanDisk may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect thereto.
          (f) The Surviving Company or the Exchange Agent shall be entitled to deduct and withhold from amounts otherwise payable in accordance with this Agreement to any former holder of shares of Matrix Capital Stock such amounts as the Surviving Company or the Exchange Agent reasonably believes is required to be deducted and withheld with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by the Surviving Company or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Matrix Capital Stock in respect of which such deduction and withholding was made by the Surviving Company or the Exchange Agent.
     1.6 Fractional Shares. No fraction of a share of SanDisk Common Stock will be issued in connection with the Merger, and in lieu thereof each holder of shares of Matrix Capital Stock who would otherwise be entitled to a fraction of a share of SanDisk Common Stock (after aggregating all fractional shares of SanDisk Common Stock to be received by such holder) shall receive from SanDisk an amount of cash equal to such fraction of a share multiplied by the SanDisk Closing Price.
     1.7 Dissenting Shares.
          (a) Notwithstanding anything in this Agreement to the contrary and unless otherwise provided by applicable law, shares of Matrix Capital Stock that are issued and outstanding immediately prior to the Effective Time and that are owned by stockholders who have properly perfected their rights of appraisal in accordance with the provisions of applicable law (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, unless and until such stockholders shall have failed to perfect or shall have effectively withdrawn or lost their right of payment under applicable law, but, instead, the holders thereof shall be entitled to payment of the fair value of such Dissenting Shares in accordance with the applicable provisions of law. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right of appraisal, each share of Matrix Capital Stock held by such stockholder shall thereupon be deemed to have been converted into the right to receive and become exchangeable for, at the Effective Time, the Merger Consideration specified and allocated in Section 1.4.
          (b) Matrix shall give SanDisk (i) prompt notice of any objections filed in accordance with applicable law received by Matrix, withdrawals of such objections and any other instruments served in connection with such objections in accordance with applicable law and received by Matrix or its representatives and (ii) the opportunity to participate in all negotiations and proceedings with respect to objections under applicable law consistent with Matrix’s obligations thereunder. Matrix shall not, except with the prior written consent of SanDisk, (i) voluntarily make any payment with respect to any such objection, (ii) offer to settle or settle any such objection or (iii) waive any failure by a former Matrix stockholder to timely deliver a written objection or other act perfecting appraisal rights in accordance with applicable law.
ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF MATRIX
     Subject to the exceptions set forth in the Disclosure Letter of Matrix delivered concurrently with the execution of this Agreement (the “Matrix Disclosure Letter”) (which disclosures shall delineate the section or subsection to which they apply but shall also qualify such other sections or subsections in this ARTICLE 2 to the extent it is reasonably apparent on its face from a reading of the disclosure item that such disclosure is applicable to such other section or subsection and each of such exceptions shall be deemed to be representations and warranties hereunder), Matrix represents and warrants to SanDisk and Merger Sub as follows:
     2.1 Organization, Standing and Power. Each of Matrix and each of its Subsidiaries is a company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of Matrix and each of its Subsidiaries has the corporate power to own its properties and to conduct its business as now being conducted and as currently proposed by it to be conducted and is duly qualified to do business and is in good standing in each jurisdiction where the failure to be so qualified and in good standing, individually or in the aggregate with any such other failures, would reasonably be expected to have a Material Adverse Effect on Matrix. Neither Matrix nor any of its Subsidiaries is in violation of any of the provisions of its organizational documents. Other than the Subsidiaries listed on Section 2.1 of the Matrix Disclosure Letter, Matrix does not (and has not) directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any Person (as defined in Section 8.4(h)). Section 2.1 of the Matrix Disclosure Letter sets forth a true, correct and complete list of each of Matrix’s Subsidiaries indicating (i) its officers and directors and (ii) the record and beneficial owner of all of its issued and outstanding shares of capital stock. All the outstanding capital stock of each of Matrix’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable. There are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which any Subsidiary is a party or by which it is bound obligating any Subsidiary to issue, deliver, sell, repurchase or redeem, or cause to be issued, sold, repurchased or redeemed, any shares of the capital stock of such Subsidiary or obligating such Subsidiary to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to any Subsidiary.
     2.2 Capital Structure.
          (a) The authorized capital stock of Matrix consists of 150,000,000 shares of Matrix Common Stock, and 94,063,750 shares of Matrix Preferred Stock, of which there are issued and outstanding 7,193,068 shares of Matrix Common Stock and 123,241 shares of Series A Preferred Stock, 868,069 shares of Series B Preferred Stock, 805,658 shares of Series C Preferred Stock, 1,804,560 shares of Series D Preferred Stock, 40,718,486 shares of Series E Preferred Stock, 24,416,162 shares of Series G Preferred Stock, 4,470,761 shares of Series A-1 Preferred Stock, 407,235 shares of Series B-1 Preferred Stock, 132,737 shares of Series C-1 Preferred Stock, 568,182 shares of Series F-1 Preferred Stock, 568,182 shares of Series F-2 Preferred Stock, 0 shares of Series F-3 Preferred Stock, 0 shares of Series F-4 Preferred Stock and 1,736,112 shares of Series F-5 Preferred Stock. There are no declared or accrued but unpaid dividends with respect to any shares of Matrix Common Stock or Matrix Preferred Stock. Other than the shares of Series F-1 Preferred Stock and Series F-2 Preferred Stock which are convertible to Matrix Common Stock on a 1.52777777-to-one basis, each share of Matrix Preferred Stock is convertible to Matrix Common Stock on a one-to-one basis. There are no other issued and outstanding shares of Matrix Capital Stock. Section 2.2(a) of the Matrix Disclosure Letter sets forth as of the date of this Agreement a true, correct and complete list

(with names and addresses) of all of Matrix’s (i) holders of shares of capital stock, the number of shares owned and the total number of Shares reserved under the 1998 Long Term Equity Incentive Plan and the 1999 Stock Plan (the “Matrix Stock Plans”) and any Persons with rights to acquire Matrix shares of capital stock (including all holders of outstanding options to purchase shares of Matrix Common Stock (“Matrix Options”), whether or not granted under the Matrix Stock Plans, the exercise or vesting schedule, exercise price, and tax status of such options under Section 422 of the Code) and (ii) all holders of any issued and outstanding shares of Matrix Capital Stock that are subject to repurchase (the “Repurchase Options”). All issued and outstanding shares of Matrix Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any liens, charges, claims, encumbrances, preemptive rights, rights of first refusal and “put” or “call” rights created by statute, Matrix’s organizational documents or any agreement to which Matrix is a party or by which it is bound or of which it has Knowledge (as defined in Section 8.4(e)). Except for (A) outstanding options to purchase 16,158,546 shares of Matrix Common Stock under the Matrix Option Plans, (B) outstanding Matrix Warrants to purchase 16,243 shares of Series B Preferred Stock, 238,104 shares of Series C Preferred Stock, 240,540 shares of Series E Preferred Stock and 278,645 shares of Series G Preferred Stock, and (C) 188,037 shares of Matrix Capital Stock subject to Repurchase Options, there are no options, warrants, calls, rights, commitments or (written or oral) contract, agreement, instrument, arrangement, understanding, commitment or undertaking, including leases, licenses, guarantees, sublicenses, and subcontracts (each, a “Contract”), to which Matrix is a party, or by which it is bound, obligating Matrix to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of any Matrix Capital Stock and/or Matrix Options or obligating Matrix to grant, extend, accelerate the vesting and/or repurchase rights of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. Except as set forth in Section 2.2 of the Matrix Disclosure Letter, there are no Contracts relating to voting, purchase or sale of any Matrix Capital Stock (1) between or among Matrix and any of its security holders, other than written contracts granting Matrix the right to purchase unvested shares upon termination of employment or service, and (2) to Matrix’s Knowledge, between or among any of Matrix’s security holders. All outstanding Matrix securities were issued in compliance in all material respects with all applicable federal and state securities laws.
          (b) Except for the Matrix Option Plans, Matrix has never adopted or maintained any stock option plan or other plan providing for equity compensation of any person. Matrix has reserved 21,364,937 shares of Matrix Common Stock for issuance to employees and directors of, and consultants to Matrix, upon the exercise of options granted under the Matrix Option Plans, of which 6,610,784 shares are issuable, as of the date hereof, upon the exercise of outstanding, unexercised, vested options.
     2.3 Authority; Noncontravention. Matrix has all requisite corporate power and authority to enter into this Agreement and, subject to the adoption of this Agreement by its stockholders, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and, subject to the adoption of this Agreement by Matrix’s stockholders, the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Matrix. This Agreement has been duly executed and delivered by Matrix and constitutes the valid and binding obligation of Matrix enforceable against Matrix in accordance with its terms, subject to the effect of (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (b) rules of law and equity governing specific performance, injunctive relief and other equitable remedies. The execution and delivery of this Agreement by Matrix does not, and the consummation of the transactions contemplated hereby will not, (a) result in the creation of a lien on any properties or assets of Matrix or any of its Subsidiaries or (b) conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, renegotiation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person in accordance with, (i) any provision of the organizational documents of Matrix or any of its Subsidiaries or (ii) any material Contract, instrument, permit, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Matrix or any of its Subsidiaries or any of their respective properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any government, any court, tribunal, arbitrator, administrative agency, commission or other governmental official, authority or instrumentality, in each case whether domestic or foreign, any stock exchange or similar self-regulatory organization or any quasi-governmental or private body exercising any regulatory, taxing or other governmental or quasi-governmental authority (each a “Governmental Entity”) or third party is required by or with respect to Matrix or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (A) the filing of the Certificate of Merger, (B) such filings as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and any applicable foreign antitrust laws, and (C) the issuance of the Merger Permit (as defined in Section 4.4(b)) by the California Commissioner (as defined in Section 4.4(a)), or if necessary, the approval by the Securities and Exchange Commission (the “SEC”).
     2.4 Financial Statements. Matrix has delivered to SanDisk its audited consolidated financial statements as of and for the years ended December 31, 2003 and 2004 and its unaudited consolidated financial statements as of and for the nine-month period ended September 30, 2005 (including, in each case, balance sheets, statements of operations and statements of cash flows) (collectively, the “Financial Statements”). The Financial Statements (a) have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except that the unaudited financial statements do not have notes thereto) applied on a consistent basis throughout the periods indicated, and (b) present fairly in all material respects the consolidated financial condition and results of operations and cash flows of Matrix and each of its Subsidiaries as of the dates, and for the periods, indicated therein (subject, in the case of interim period financial statements, to normal recurring year-end audit adjustments, none of which individually or in the aggregate are material). There has been no change in Matrix accounting policies since December 31, 2004 (the “Matrix Balance Sheet Date”), except as described in the Financial Statements.
     2.5 Absence of Certain Changes; Undisclosed Liabilities.
          (a) Since the Matrix Balance Sheet Date, Matrix and each of its Subsidiaries has conducted its business only in the ordinary course consistent with past practice and there has not occurred any change, event or condition (whether or not covered by insurance) that, individually or in the aggregate with any other changes, events and conditions, has resulted in, or would reasonably be expected to result in, a Material Adverse Effect on Matrix.

          (b) Neither Matrix nor any of its Subsidiaries has any obligations or liabilities of any nature whether matured or unmatured, fixed or contingent (whether or not required to be reflected in the Financial Statements in accordance with GAAP) other than (i) those set forth or adequately provided for in the Balance Sheet included in the Financial Statements as of September 30, 2005 (the “September 30 Balance Sheet”), and (ii) those incurred in the conduct of Matrix’s business since the date of the September 30 Balance Sheet (the “September 30 Balance Sheet Date”) in the ordinary course and consistently with past practice, which, individually or in the aggregate, are not material in nature or amount and would not reasonably be expected to have a Material Adverse Effect on Matrix.
     2.6 Litigation. There is no private or governmental action, suit, proceeding, claim or arbitration, or, to the Knowledge of Matrix, governmental investigation pending before any Governmental Entity or arbitrator to which Matrix is a party, or, to the Knowledge of Matrix, threatened against Matrix or any of its Subsidiaries or any of their respective assets or properties, including any Matrix IP Rights (as defined in Section 2.8(a)), or, to the Knowledge of Matrix, any of their respective officers or directors (in their capacities as such). Except as set forth in Section 2.6 of the Matrix Disclosure Letter, there is no judgment, decree or order against Matrix or any of its Subsidiaries, any of their respective assets or properties, or, to the Knowledge of Matrix, any of their respective directors or officers (in their capacities as such), that would reasonably be expected to prevent, enjoin, or materially alter or materially delay any of the transactions contemplated by this Agreement, or that, individually or in the aggregate with any such other judgments, decrees and orders, would reasonably be expected to have a Material Adverse Effect on Matrix.
     2.7 Restrictions on Business Activities. There is no Contract (including covenants not to compete), judgment, injunction, order or decree binding upon Matrix or any of its Subsidiaries which has or would reasonably be expected to have, whether before or after consummation of the Merger, the effect of prohibiting or impairing any current or future business practice of Matrix or any of its Subsidiaries, any acquisition of property (tangible or intangible) by Matrix or any of its Subsidiaries or the conduct of business by Matrix or any of its Subsidiaries, or otherwise limiting the freedom of Matrix or any of its Subsidiaries to engage in any line of business or to compete with any Person. Without limiting the generality of the foregoing, neither Matrix nor any of its Subsidiaries has entered into any agreement under which Matrix or any of its Subsidiaries is restricted from selling, licensing or otherwise distributing any of their respective technology or products to, or from providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market.
     2.8 Intellectual Property.
          (a) “Matrix IP Rights” means all Intellectual Property (as defined below) used or held for use by Matrix and each of its Subsidiaries in the conduct of their respective businesses. To the Knowledge of Matrix, such Matrix IP Rights are sufficient for such conduct of Matrix’s and each of its Subsidiaries’ respective businesses as currently conducted by Matrix and such Subsidiaries. “Intellectual Property” means the rights associated with or arising out of any of the following: (i) domestic and foreign patents and patent applications, together with all reissuances, divisionals, continuations, continuations-in-part, revisions, renewals, extensions, and reexaminations thereof, and any identified invention disclosures (“Patents”); (ii) trade secret rights and corresponding rights in confidential information and other non-public information (whether or not patentable), including ideas, formulas, compositions, inventor’s notes, discoveries and improvements, know-how, manufacturing and production processes and techniques, testing information, research and development information, inventions, invention disclosures, unpatented blueprints, drawings, specifications, designs, plans, proposals and technical data, business and marketing plans, market surveys, market know-how and customer lists and information (“Trade Secrets”); (iii) all copyrights, copyrightable works, rights in databases, data collections, “moral” rights, mask works, copyright registrations and applications therefor and corresponding rights in works of authorship (“Copyrights”); (iv) all trademarks, service marks, logos, trade dress and trade names and domain names indicating the source of goods or services, and other indicia of commercial source or origin (whether registered, common law, statutory or otherwise), all registrations and applications to register the foregoing anywhere in the world and all goodwill associated therewith (“Trademarks”); (v) all computer software and code, including assemblers, applets, compilers, source code, object code, development tools, design tools and user interfaces, in any form or format, however fixed (“Software”); (vi) all Internet electronic addresses, uniform resource locators and alphanumeric designations associated therewith and all registrations for any of the foregoing (“Domain Names”); and (vii) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world. “Matrix-Owned IP Rights” means Matrix IP Rights that are owned by or Patents that are exclusively licensed to Matrix or any of its Subsidiaries; and “Matrix-Licensed IP Rights” means Matrix IP Rights that are not Matrix-Owned IP Rights.
          (b) Neither the execution, delivery and performance of this Agreement nor the consummation of the Merger and the other transactions contemplated by this Agreement will: (i) materially impair the right of the Surviving Company to use, possess, sell or license any Matrix IP Right or portion thereof as Matrix or any of its Subsidiaries currently uses, possesses, sells or licenses such Matrix IP Right or portion thereof immediately prior to the execution, delivery and performance of this Agreement or consummation of the Merger; or (ii) cause any royalties, honoraria, fees or other payments to be payable by Matrix or any of its Subsidiaries to any Person (other than salaries payable to employees and independent contractors not contingent on or related to use of their work product) as a result of the ownership, use, possession, license-in, sale, marketing, advertising or disposition of any Matrix IP Rights by Matrix or any of its Subsidiaries to the extent necessary for the conduct of Matrix’s and its Subsidiaries’ respective businesses as currently conducted by Matrix and its Subsidiaries, except for those royalties, honoraria, fees or payments that would be payable in the absence of this Agreement and the consummation of the transactions contemplated by this Agreement. After the Closing, all Matrix-Owned IP Rights will be fully transferable, alienable or licensable by the Surviving Company without restriction and without payment of any kind to any third party.
          (c) Section 2.8(c) of the Matrix Disclosure Letter sets forth a list (by name and product SKU or version number) of each of the products and services currently produced, manufactured, marketed, licensed, sold, furnished or distributed by Matrix or any of its Subsidiaries (excluding third-party products or services resold or distributed by Matrix or its Subsidiaries) (each a “Matrix Product or Service”). To the Knowledge of Matrix, neither the operation of Matrix’s or any of its Subsidiaries’ businesses as currently conducted by Matrix and its Subsidiaries nor the use, development, manufacture, marketing, license, sale or furnishing of any Matrix Product or Service currently licensed, used, sold, provided or furnished by Matrix or any of its Subsidiaries (i) violates any Contract between Matrix or any of its Subsidiaries and any Person, or (ii) infringes or misappropriates any Intellectual Property right of any Person. To the Knowledge of Matrix, the development of any Matrix Product or Service, as currently being conducted by Matrix or any of its Subsidiaries, does not (i) violate any Contract between Matrix or any of its Subsidiaries and any Person, or (ii) infringe or misappropriate, any Intellectual Property rights of any Person. Neither Matrix nor any of its Subsidiaries has received any notice asserting that any Matrix IP Right or the proposed use, sale, license or disposition of any Matrix Product or Service conflicts with or infringes the Intellectual Property or other rights of any Person, nor to the Knowledge of Matrix, is there any reasonable basis for any such assertion, and neither Matrix nor any of its Subsidiaries has received any notice from any Person offering a license under any Intellectual Property or other right to avoid litigation or other claims.
          (d) No current or former employee, consultant or independent contractor (who provides services to Matrix or any of its Subsidiaries on a fee for service basis) of Matrix or any of its Subsidiaries: (i) is, to the Knowledge of Matrix, in material violation of any term or covenant of any employment contract, patent disclosure agreement, invention assignment agreement, nondisclosure agreement, noncompetition agreement or any other Contract with any third party by virtue of such employee’s, consultant’s or independent contractor’s being employed by, or performing services for, Matrix or any of its Subsidiaries or using Trade Secrets or other Intellectual Property of others without permission; (ii) has, to the Knowledge of Matrix, developed any technology, Software or other copyrightable, patentable or otherwise proprietary work for Matrix or any of its Subsidiaries that is subject to any Contract under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any Intellectual Property or other right in or to such technology, Software or other copyrightable, patentable or otherwise proprietary work; (iii) has failed to execute and deliver to Matrix or one of its Subsidiaries an enforceable Contract regarding the protection of Matrix’s or its Subsidiaries’ Trade Secrets and other Intellectual Property rights (and in the case of Trade Secrets and other Intellectual Property rights of Matrix’s and its Subsidiaries’ customers and business partners, to the extent required by such customers and business partners); or (iv) has failed to deliver an enforceable written Contract assigning to Matrix or one of its Subsidiaries the rights to such employee’s, consultant’s or independent contractor’s contributions to the Matrix IP Rights arising out of services performed by such Person for Matrix or any of its Subsidiaries that may be owned by such Persons or that Matrix or one of its Subsidiaries does not otherwise own by operation of law. To the Knowledge of Matrix, neither the employment of any employee of Matrix or any of its Subsidiaries, nor the use by Matrix or any of its Subsidiaries of the services of any consultant or independent contractor subjects Matrix or any of its Subsidiaries to any obligation to any third party for improperly soliciting such employee, consultant or independent contractor to work for Matrix or any of its Subsidiaries, whether such obligation is contractual or otherwise.
          (e) Matrix and each of its Subsidiaries has taken all necessary and appropriate steps to protect, preserve and maintain the secrecy and confidentiality of material Matrix-Owned IP Rights and to preserve and maintain all Matrix’s and its Subsidiaries’ interests, proprietary rights and material Trade Secrets included among Matrix-Owned IP Rights. No current or former employee, officer, director, consultant or independent contractor of Matrix or any of its Subsidiaries has any right, license, claim or interest whatsoever in or with respect to any Matrix-

Owned IP Rights. To the extent that any Intellectual Property developed or otherwise owned by a third party is incorporated into, integrated or bundled with, or used by Matrix or any of its Subsidiaries in the development, manufacture or compilation of any of Matrix Products or Services (“Third Party Product Technology”), Matrix or one of its Subsidiaries has a written agreement with such third party with respect thereto under which Matrix or one of its Subsidiaries either (i) has obtained complete, unencumbered (except as set forth in Section 2.8(g)(1) of the Matrix Disclosure Letter) and unrestricted ownership of, and is the exclusive owner of, or (ii) has obtained perpetual, irrevocable, non terminable licenses (sufficient for the conduct of Matrix’s and each of its Subsidiaries’ respective businesses and the use, manufacture, marketing, license, sale, furnishing or intended or contemplated use of any Matrix Product or Service) to, all such third party’s Intellectual Property in such Third Party Product Technology by operation of law or by valid Contract. Section 2.8(e) of the Matrix Disclosure Letter sets forth a list and description of all Third Party Product Technology.
          (f) Section 2.8(f) of the Matrix Disclosure Letter contains a true and complete list of (i) all worldwide registrations made by or on behalf of Matrix or any of its Subsidiaries of any Patents, Copyrights, Trademarks or Domain Names with any Governmental Entity, including Domain Name registries, (ii) all applications, registrations and filings made with any Governmental Entity in accordance with applicable law by Matrix or any of its Subsidiaries to secure, perfect or protect its interest in Matrix-Owned IP Rights, including all Patents, Copyrights and Trademarks, and where applicable the jurisdiction in which each of the items of Matrix IP Rights has been applied for, filed, issued or registered, and (iii) all inter parties proceedings or actions to which Matrix or any of its Subsidiaries is a party and, to the Knowledge of Matrix, ex parte proceedings or actions before any court or tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere else in the world) related to any of Matrix-Owned IP Rights. All registered Patents, Copyrights, Trademarks and Domain Names held by Matrix or any of its Subsidiaries are in force and subsisting, and, to Matrix’s Knowledge, valid and enforceable, and Matrix or one of its Subsidiaries is the record owner thereof. Matrix or one of its Subsidiaries is the exclusive owner of all Trademarks used in connection with the sale, licensing, distribution or provision of any Matrix Products or Services by Matrix or any of its Subsidiaries. Matrix or one of its Subsidiaries owns exclusively, and has good title to, all Copyrights that are included or incorporated into Matrix Products or Services.
          (g) Matrix or one of its Subsidiaries owns all right, title and interest in and to all Matrix-Owned IP Rights free and clear of any and all liens, claims, charges, security interests, mortgages, easements, covenants, pledges, licenses, options, preemptive rights, rights of first refusal or first offer, proxies, levies, voting trusts or agreements, or other adverse claims or restrictions on title or transfer of any nature whatsoever (“Encumbrances”), other than those Encumbrances listed in Section 2.8(g)(1) of Matrix Disclosure Letter. The rights, licenses and interests of Matrix and each of its Subsidiaries in and to all Matrix-Licensed IP Rights are free and clear of all Encumbrances, other than licenses listed in Section 2.8(g)(2) of the Matrix Disclosure Letter.
          (h) Neither Matrix nor any of its Subsidiaries has transferred ownership of any Intellectual Property that is or was owned by Matrix or any of its Subsidiaries, to any third party, or knowingly permitted Matrix’s or any of its Subsidiaries’ rights in such Intellectual Property to lapse or enter the public domain (other than through the expiration of registered

Intellectual Property at the end of its statutory term or the publication of applications or registrations relating to Intellectual Property as required by applicable law).
          (i) Except as set forth in Section 2.8(i) of the Matrix Disclosure Letter, none of Matrix, any of its Subsidiaries or any other party acting on behalf of Matrix or any of its Subsidiaries has disclosed or delivered to any third party, or permitted the disclosure or delivery to any escrow agent or other party of, any Matrix Source Code (as defined below). No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) shall, or would reasonably be expected to, result in the disclosure or delivery by Matrix, any of its Subsidiaries or any other party acting on behalf of Matrix or any of its Subsidiaries to any third party of any Matrix Source Code. Section 2.8(i) of the Matrix Disclosure Letter identifies each Contract under which Matrix or any of its Subsidiaries has deposited, or is or may be required to deposit, with an escrow agent or other third party, any Matrix Source Code. “Matrix Source Code” means, collectively, any human readable software source code, or any material portion or aspect of the software source code, or any material proprietary information or algorithm contained in or embedded in or combined with, in any manner, any software source code, in each case that is included among the Matrix-Owned IP Rights.
          (j) To the Knowledge of Matrix, there is no unauthorized use, disclosure, infringement or misappropriation of any Matrix IP Rights by any Person, including any unauthorized use by any employee or former employee of Matrix or any of its Subsidiaries. Except in connection with the sale or licensing of any Matrix Product or Service or pursuant to those Contracts set forth in Section 2.20(i) of the Matrix Disclosure Letter, neither Matrix nor any of its Subsidiaries has agreed to indemnify any Person for any infringement of any Intellectual Property of any Person by any Matrix Product or Service that has been sold, licensed to third parties, leased to third parties, supplied, marketed, distributed or provided by Matrix or any of its Subsidiaries.
          (k) No Matrix Products or Services or Software owned by Matrix or any of its Subsidiaries were developed by or on behalf of, or using grants or any other subsidies of, any Governmental Entity or any university, college, or other educational institution or research center, and no government funding, facilities, then-faculty or then-students of a university, college, other educational institution or research center was used in the development of any Matrix Products or Services or Software owned by Matrix or any of its Subsidiaries.
          (l) No Software included among the Matrix-Owned IP Rights or incorporated or used in any Matrix Product or Service has been distributed, in whole or in part, or used, or is being used, in conjunction with any Public Software (as defined below) in a manner which would require that such Software be disclosed or distributed in source code form or made available at no charge. “Public Software” means any Software that (i) is or is required to be distributed as free Software or open source Software (e.g., Linux) or (ii) requires as a condition of its use, modification or distribution that it be disclosed or distributed in source code form or made available at no charge. Public Software includes, without limitation, software licensed under the GNU General Public License (GPL) or GNU Library or “Lesser” General Public License (LGPL), the Mozilla Public License (MPL), the Netscape Public License (NPL), the Sun Community Source License (SCSL), the Sun Industry Standards License (SISSL), the New BSD license, the Apache License and any license approved by the Open Source Initiative.

          (m) Matrix has provided in writing to SanDisk all information relating to any problem or issue with respect to any Matrix Product or Service, which does materially and adversely affect the value, functionality or fitness for the intended purposes of the same. Notwithstanding the foregoing, to the Knowledge of Matrix, there have not been and there are no defects in any Matrix Product or Service, and there are no errors in any technical documentation, specifications, manuals, user guides, promotional materials, drawings, flow charts, diagrams, benchmark test results, and other written materials associated with or used with any Matrix Product or Service, which defects or errors would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Matrix’s or any of its Subsidiaries’ businesses as currently conducted by Matrix and such Subsidiaries.
          (n) Matrix has obtained the consents set forth in Section 2.8(n) of the Matrix Disclosure Letter.
          (o) The “Launch Date” (as such term is defined in each respective Contract) has occurred under each of the Contracts set forth in Section 2.8(o) of the Matrix Disclosure Letter, which further sets forth the Launch Date for each such Contract.
     2.9 Taxes.
          (a) “Tax” means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value-added, consumption, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign) (each, a “Tax Authority”), (ii) any liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an Affiliated, consolidated, combined, unitary or aggregate group for any Taxable period, and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any obligation to indemnify any other Person. “Tax Return” means any return, statement, report or form (including estimated tax returns and reports, withholding tax returns and reports and information returns and reports) required to be filed with respect to Taxes.
          (b) Matrix and each of its Subsidiaries have properly completed and timely filed all Tax Returns required to be filed by them. All such Tax Returns are true and correct in all material respects and have been completed in accordance with applicable law, and Matrix and each of its Subsidiaries have paid or withheld and paid to the appropriate Tax Authority all Taxes they are required to pay (whether or not shown to be due on such Tax Returns).
          (c) The Matrix September 30 Balance Sheet reflects all unpaid Taxes of Matrix and each of its Subsidiaries for periods (or portions of periods) through the Matrix Balance Sheet Date. Neither Matrix nor any of its Subsidiaries has any liability for unpaid Taxes accruing after the Matrix September 30 Balance Sheet Date except for Taxes arising in the ordinary course of business subsequent to the Matrix September 30 Balance Sheet Date.

          (d) There is (i) no claim for Taxes being asserted against Matrix or any of its Subsidiaries that has resulted in a lien against the property of Matrix or any of its Subsidiaries other than liens for Taxes not yet due and payable or which are reflected on the Matrix Balance Sheet and are being contested in good faith, (ii) no audit of any Tax Return of Matrix or any of its Subsidiaries being conducted by a Tax Authority, and (iii) no extension of any statute of limitations on the assessment of any Taxes granted by Matrix or any of its Subsidiaries currently in effect. Neither Matrix nor any of its Subsidiaries has been informed in writing by any jurisdiction that the jurisdiction believes that such entity was required to file any Tax Return that was not filed.
          (e) Neither Matrix nor any of its Subsidiaries has (i) been or will be required to include any material adjustment in taxable income for any Tax period (or portion thereof) in accordance with Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Merger, (ii) filed any disclosures under Section 6662 or comparable provisions of state, local or foreign law to prevent the imposition of penalties with respect to any Tax reporting position taken on any Tax Return, (iii) engaged in a “reportable transaction,” as set forth in Treasury Regulation Section 1.6011-4(b), or any transaction that is the same as or substantially similar to one of the types of transactions referred to as “listed transactions” in Treasury Regulation Section 1.6011-4(b)(2), (iv) has ever been a member of a consolidated, combined, unitary or aggregate group of which Matrix was not the ultimate parent company, (v) been the “distributing company” or the “controlled company” (in each case, within the meaning of Section 355(a)(1) of the Code) with respect to a transaction described in Section 355 of the Code (A) within the two-year period ending as of the date of this Agreement, or (B) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement, (vi) has ever been a “United States real property holding company” within the meaning of Section 897 of the Code, or (vii) any liability under Treasury Regulations Section 1.1502-6 (or any comparable or similar provision of federal, state, local or foreign law), as a transferee or successor, in accordance with any contractual obligation, or otherwise for any Taxes of any person other than Matrix or any of its Subsidiaries or (viii) taken or agreed to take any action (nor does Matrix or any of its Subsidiaries have Knowledge of any fact or circumstance) that would prevent the Merger or the Reverse Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
          (f) Neither Matrix nor any of its Subsidiaries is a party to or bound by any Tax sharing or Tax allocation agreement nor does Matrix or any of its Subsidiaries have any liability or potential liability to another party under any such agreement.
          (g) Matrix and each of its Subsidiaries has withheld or collected and paid over to the appropriate Tax Authorities (or are properly holding for such timely payment) all Taxes required by law to be withheld or collected.
          (h) Neither Matrix nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any: (i) installment sale or other open transaction disposition made on or prior to the Closing Date; or (ii) prepaid amount received on or prior to the Closing Date.
          (i) With respect to Matrix and each of its Subsidiaries for taxable periods ended on or after January 1, 2001, there have been and are no audits in respect of any income, franchise or similar Tax Return, nor has Matrix or any of its Subsidiaries received any written notice concerning any such audit.
          (j) None of the assets of Matrix or any of its Subsidiaries (i) is property that is required to be treated as being owned by any other person in accordance with the provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, or (ii) is “tax-exempt use property” within the meaning of Section 168(h) of the Code.
     2.10 Employee Benefit Plans.
          (a) Section 2.10(a) of the Matrix Disclosure Letter sets forth a complete list of all “employee benefit plans,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”) sponsored or maintained by Matrix (“Employee Benefit Plans”). Matrix has no liability with respect to any plan of the type described in the preceding sentence other than the Employee Benefit Plans.
          (b) Each Employee Benefit Plan has been maintained, operated, and administered in material compliance with its terms and any related documents or agreements and in material compliance with all applicable laws. There have been no prohibited transactions or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Employee Benefit Plans that could result in any material liability or material excise tax under ERISA or the Code being imposed on Matrix.
          (c) Each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code is so qualified and has heretofore been determined by the Internal Revenue Service (the “IRS”) to be so qualified, and each trust created thereunder has heretofore been determined by the IRS to be exempt from tax under the provisions of Section 501(a) of the Code, or each such Employee Benefit Plan has been established under a prototype plan for which an IRS opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, and, to the Knowledge of Matrix, nothing has occurred since the date of any such determination that would reasonably be expected to give the IRS grounds to revoke such determination.
          (d) Matrix does not currently have and at no time in the past has had an obligation to contribute to a “defined benefit plan” as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code or a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code.
          (e) No Employee Benefit Plan is or at any time was funded through a “welfare benefit fund” as defined in Section 419(e) of the Code, and no benefits under any Employee Benefit Plan are or at any time have been provided through a voluntary employees’

beneficiary association (within the meaning of Section 501(c)(9) of the Code) or a supplemental unemployment benefit plan (within the meaning of Section 501(c)(17) of the Code).
          (f) All contributions, transfers and payments in respect of any Employee Benefit Plan have been or are fully deductible under the Code.
          (g) There is no pending or, to the Knowledge of Matrix, threatened assessment, complaint, proceeding, or investigation of any kind in any court or government agency with respect to any Employee Benefit Plan (other than routine claims for benefits).
          (h) All (i) insurance premiums required to be paid with respect to, (ii) benefits, expenses, and other amounts due and payable under, and (iii) contributions, transfers, or payments required to be made to, any Employee Benefit Plan prior to the Closing Date will have been paid, made or accrued on or before the Closing Date
          (i) No Employee Benefit Plan provides benefits, including, without limitation, death or medical benefits, beyond termination of service or retirement other than (i) coverage mandated by law, (ii) death or retirement benefits under any Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code or (iii) deferred compensation benefits reflected on the books of Matrix.
          (j) There is no Contract covering any employee or former employee of Matrix that, individually or collectively, will give rise as of the Closing to the payment of any amount that would not be deductible in accordance with the terms of Section 280G of the Code.
     2.11 Employee Matters.
          (a) Except as is not reasonably likely to result in a material liability to Matrix, neither Matrix nor any of its Subsidiaries is liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistently with past practice). Except as is set forth in Section 2.11(a) of the Matrix Disclosure Letter, there are no pending claims against Matrix and/or any Subsidiary under any workers compensation plan or policy or for long term disability.
          (b) Section 2.11(b) of the Matrix Disclosure Letter sets forth a true, correct and complete list of all severance Contracts and employment Contracts to which Matrix and/or any Subsidiary is a party or by which Matrix and/or any Subsidiary is bound. Neither Matrix nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement or other labor union contract and no collective bargaining agreement is being negotiated by Matrix or any of its Subsidiaries. Neither Matrix nor any of its Subsidiaries is aware of any activities or proceedings of any labor union or to organize their respective employees. There is no labor dispute, strike or work stoppage against Matrix or any of its Subsidiaries pending or, to the Knowledge of Matrix, threatened, which may interfere with the respective business activities of Matrix or any of its Subsidiaries.
          (c) Section 2.11(c) of the Matrix Disclosure Letter is a true, correct and complete list of the names, positions and rates of compensation of all officers, directors, and employees (permanent, temporary or otherwise) of Matrix and each of its Subsidiaries showing each such person’s name, position, visa status, status as exempt/non-exempt, target bonuses (including commission plans) and fringe benefits for the current fiscal year. No employee of Matrix or any of its Subsidiaries has given notice to Matrix or any such Subsidiary, nor to the Knowledge of Matrix, does any such employee intend to terminate his or her employment with Matrix, any Subsidiary or the Surviving Company. The employment of each of the employees of Matrix or any of its Subsidiaries is “at will.”
          (d) Except as is set forth in Section 2.11(d) of the Matrix Disclosure Letter, none of the execution and delivery of this Agreement or the consummation of any transaction contemplated hereby or any termination of employment or service in connection therewith will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any Person, (ii) materially increase any compensation or benefits otherwise payable by Matrix or any of its Subsidiaries to their respective employees and contractors, (iii) result in the acceleration of the time of payment or vesting of any such benefits, except as required under Section 411(d)(3) of the Code or other results from action under this Agreement, or (iv) result in the forgiveness in whole or in part of any outstanding loans made by Matrix or any of its Subsidiaries to any Person.
     2.12 Related Party Transactions. No officer or director nor, to the Knowledge of Matrix, any stockholder who is an Affiliate of Matrix or any other corporate stockholder of Matrix (or any immediate family member of any of such Persons, or any Person in which such Persons have or have had an interest) has or has had, directly or indirectly, (i) an interest in any Person which furnished or sold, or furnishes or sells, services, products or technology that Matrix or any of its Subsidiaries furnishes or sells, or proposes to furnish or sell, or (ii) any interest in any Person that purchases from or sells or furnishes to Matrix or any of its Subsidiaries, any goods or services, (iii) an interest in any Contract to which Matrix or any of its Subsidiaries is a party; provided, however, that ownership of no more than 3% of the outstanding voting stock of a publicly traded company or no more than 10% of the outstanding voting stock of a privately-held company shall not be deemed to be an “interest in any entity” for purposes of this Section 2.12.
     2.13 Insurance. Section 2.13 of the Matrix Disclosure Letter is a true, correct and complete listing of all policies of insurance and bonds issued at the request or for the benefit of Matrix or any of its Subsidiaries. There is no material claim pending under any of such policies or bonds as to which coverage has been denied or disputed by the underwriters of such policies or bonds. Matrix and each of its Subsidiaries is in compliance in all material respects with the terms of such policies and bonds. Matrix has no Knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.
     2.14 Compliance With Laws. Each of Matrix and each of its Subsidiaries has complied in all material respects with, is not in material violation of, and has not received any written notices of material violation with respect to, any federal, state, local or foreign statute, law, regulations or permits or licenses issued under such laws with respect to the conduct of its business, or the ownership or operation of its business.

     2.15 Minute Books. The minute books of Matrix and each of its Subsidiaries made available to SanDisk contain a complete and accurate summary of all meetings of directors and stockholders or actions by written consent since the time of incorporation of Matrix and the respective Subsidiaries, and reflect all transactions referred to in such minutes accurately in all material respects.
     2.16 Brokers’ and Finders’ Fees. Matrix has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.
     2.17 Vote Required. The affirmative votes of the holders of shares of Matrix Capital Stock representing (a) a majority of the combined voting power of all Matrix Common Stock and Matrix Preferred Stock issued and outstanding on the record date set for the meeting of Matrix’s stockholders to adopt this Agreement (the “Matrix Stockholders Meeting”) or any consent solicitation conducted in lieu thereof, with each class and series of Matrix Capital Stock voting together as a single class, (b) a majority of the voting power of all Matrix Preferred Stock issued and outstanding on the record date set for the Matrix Stockholders Meeting or any consent solicitation conducted in lieu thereof, with each class and series of Matrix Preferred Stock voting together as a single class, and (c) a majority of the outstanding shares of Matrix Common Stock, are the only votes of the holders of Matrix Capital Stock necessary to adopt this Agreement.
     2.18 Board Approval. Matrix’s board of directors, by resolutions duly adopted (and not thereafter modified or rescinded) by unanimous vote (with no abstentions) at a meeting duly called and held, has (a) approved this Agreement and the Merger, (b) determined that this Agreement and the terms and conditions of the Merger are fair, just, reasonable, equitable, advisable and in the best interests of Matrix and its stockholders, and (c) directed that the adoption of this Agreement be submitted to Matrix stockholders for consideration and recommended that all of the stockholders of Matrix adopt this Agreement.
     2.19 Material Customers. Section 2.19 of the Matrix Disclosure Letter sets forth the customers of Matrix that contributed revenue to Matrix in excess of $1,000,000 for the twelve months ended December 31, 2004 and $750,000 for the nine months ended September 30, 2005 (the “Material Customers”). Since December 31, 2004 through the date of this Agreement, no Material Customer has canceled or otherwise terminated its relationship with Matrix or any of its Subsidiaries, or has materially decreased its usage of the Matrix Products and Services, and to Matrix’s and each of its Subsidiaries’ Knowledge, as of the date of this Agreement no Material Customer intends to cancel or otherwise terminate its relationship with Matrix, any of its Subsidiaries or the Surviving Company or to decrease materially its usage of the Matrix Products and Services (other than reductions in orders from Matrix’s largest customer due to seasonality or delays of up to one calendar quarter (so long as such delays are not related to an adverse change in such customer’s relationship with Matrix)).
     2.20 Material Contracts. Except for Contracts listed in Sections 2.10, 2.11 or 2.20 of the Matrix Disclosure Letter, neither Matrix nor any of its Subsidiaries is a party to or bound by any material contract (a “Material Contract”), including:

          (a) any distributor, sales, advertising, agency, manufacturer’s representative, joint marketing or joint development or joint venture Contract, which cannot be terminated without penalty within 90 days;
          (b) any continuing Contract for the purchase of materials, supplies, equipment or services (such as master foundry agreements) involving in the case of any such Contract more than $200,000 over the life of the contract;
          (c) any Contract that expires (or may be renewed at the option of any Person other than Matrix) so as to expire more than one year after the date of this Agreement;
          (d) any trust indenture, mortgage, promissory note, loan agreement or other contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP;
          (e) any Contract for any capital expenditure in excess of $100,000 individually or $500,000 in the aggregate;
          (f) any Contract with expenditures in excess of $100,000 in accordance with which Matrix or any of its Subsidiaries is a lessor or lessee of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property or real property;
          (g) other than commercially available shrink wrap licenses, any license or other Contract providing rights to, or based upon, any Matrix IP;
          (h) any agreement of guarantee, indemnification or similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person; or
          (i) any Contract relating to the disposition or acquisition of material assets or any interest in any business enterprise outside the ordinary course of Matrix’s business.
     All Material Contracts are in executed written form and Matrix or the applicable Subsidiary has performed all of the material obligations required to be performed by it and is entitled to all material benefits under, and is not alleged to be in material default in respect of any Material Contract. Each of the Material Contracts is in full force and effect with respect to Matrix and its Subsidiaries, and to the Knowledge of Matrix, the third party to such Material Contract. There exists no default or event of default or event, occurrence, condition or act, which would reasonably be expected to result in the Surviving Company not enjoying all economic benefits that Matrix or its applicable Subsidiary enjoyed prior to the Closing and to which they are entitled post-Closing under any Material Contract. Subject to obtaining the consents for assignment listed on Section 2.20 of the Matrix Disclosure Letter, following the Effective Time, the Surviving Company and any Subsidiary will be permitted to exercise all of their rights under the Material Contracts without the payment of any additional amounts of consideration other than ongoing fees, royalties or payments which Matrix and any of its Subsidiaries would otherwise be required to pay in accordance with the terms of such Contracts had the transactions contemplated by this Agreement not occurred.

     2.21 Title of Properties; Absence of Encumbrances.
          (a) Neither Matrix nor any of its Subsidiaries owns any real property, nor has either Matrix or any of its Subsidiaries ever owned any real property.
          (b) Each of Matrix and each of its Subsidiaries has good and marketable title to, or, in the case of leased properties and assets, marketable leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Encumbrances, except (i) as reflected in the September 30 Balance Sheet, (ii) liens for Taxes not yet due and payable, and (iii) such imperfections of title and encumbrances, if any, which do not detract materially from the value or interfere materially with the present use of the property subject thereto or affected thereby.
     2.22 Warranties; Indemnities. Except for the warranties and indemnities contained in those Contracts set forth in Section 2.20 of the Matrix Disclosure Letter and warranties implied by law, neither Matrix nor any of its Subsidiaries has given any warranties or indemnities relating to products or technology sold or services rendered by Matrix or any of its Subsidiaries.
     2.23 Representations Complete. None of the representations or warranties made by Matrix in this Agreement, as modified by the Matrix Disclosure Letter, when read together in its entirety, contains any untrue statement of a material fact, or, to the Knowledge of Matrix, omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SANDISK AND MERGER SUB
     Subject to the exceptions set forth in the disclosure letter delivered by SanDisk and Merger Sub to Matrix concurrently with the execution of this Agreement (the “SanDisk Disclosure Letter”) (which disclosures shall delineate the section or subsection to which they apply but shall also qualify such other sections or subsections in this ARTICLE 3 to the extent it is reasonably apparent from a reading of the disclosure item that such disclosure is applicable to such other section or subsection and each of such exceptions shall be deemed to be representations and warranties hereunder), SanDisk and Merger Sub represent and warrant to Matrix as follows:
     3.1 Organization, Standing and Power. SanDisk is duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted. Merger Sub is duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub was formed by SanDisk to effect the Merger and, since its date of formation, Merger Sub has not owned any assets or engaged in any activities other than in connection with the transactions contemplated hereby. SanDisk owns all of the issued and outstanding membership units of Merger Sub. Each of SanDisk and Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not individually or in the aggregate have a Material Adverse Effect on SanDisk or Merger Sub.
     3.2 Capital Structure. The authorized capital stock of SanDisk consists of 400,000,000 shares of SanDisk Common Stock and 4,000,000 shares of Preferred Stock, par value $0.001 per share. There are 10 issued and outstanding membership units of Merger Sub. As of October 2, 2005, 184,114,750 shares of SanDisk Common Stock were outstanding. The shares of SanDisk Common Stock to be issued in accordance with this Agreement have been duly authorized and reserved for issuance and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid, nonassessable and free of any preemptive right created by statute, the certificate of incorporation or bylaws of SanDisk or any agreement to which SanDisk is a party or by which it is bound. The SanDisk Common Stock constitutes the only class of equity securities of SanDisk or any of its Subsidiaries registered or required to be registered under the Exchange Act.
     3.3 Authority; Noncontravention. SanDisk and Merger Sub have all requisite corporate or limited liability company power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate or limited liability company action on the part of SanDisk and Merger Sub. This Agreement has been duly executed and delivered by SanDisk and Merger Sub and constitutes the valid and binding obligation of SanDisk and Merger Sub enforceable against SanDisk and Merger Sub in accordance with its terms, subject to the effect of (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (b) rules of law and equity governing specific performance, injunctive relief and other equitable remedies. The execution and delivery of this Agreement by SanDisk and Merger Sub does not, and the consummation of the transactions contemplated hereby will not, (a) result in the creation of a lien on any properties or assets of SanDisk and Merger Sub or (b) conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, renegotiation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person in accordance with, (i) any provision of the organizational documents of SanDisk or Merger Sub or (ii) any Contract filed as an exhibit to SanDisk SEC Documents (as defined in Section 3.4) or (iii) any Judgment, order, decree, statute, law, ordinance or rule or regulation applicable to SanDisk, Merger Sub or any of the respective properties or assets, which in the case of clause (a) and (b) would reasonably be expected to result in a Material Adverse Effect on SanDisk and Merger Sub. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or third party is required by or with respect to Matrix or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (A) the filing of the Certificate of Merger, (B) such filings as may be required under the HSR Act and any applicable foreign antitrust laws, (C) the issuance of the Merger Permit (as defined in Section 4.4(b)) by the California Commissioner (as defined in Section 4.4(a)), or if necessary, the approval by the SEC, and (D) those consents, approvals, orders, authorizations, registrations, declarations or filings, the failure of which if not obtained would have materially and adversely affected SanDisk’s ability to consummate the Merger.

     3.4 SEC Documents; Financial Statements.
          (a) Since December 29, 2003, SanDisk has timely filed or furnished all reports, schedules, forms, statements or other documents required to be filed or furnished with the SEC (collectively, as amended, the “SanDisk SEC Documents”). As of their respective dates (or if subsequently amended or supplemented, on the date of the amendment or supplement), each such SanDisk SEC Report complied in all material respects with the requirements of the Securities and Exchange Act of 1934 (the “Exchange Act”) or the Securities Act of 1933 (the “Securities Act”), as applicable, and none of the SanDisk SEC Documents, as of their respective filing dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected in a subsequently filed SanDisk SEC Document.
          (b) The financial statements of SanDisk, including the related notes thereto, included in the SanDisk SEC Documents (the “SanDisk Financial Statements”) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates and were prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by the SEC on Form 10 Q, 8-K or any successor form under the Exchange Act). The SanDisk Financial Statements fairly present in all material respects the consolidated financial condition and operating results of SanDisk and its Subsidiaries at the dates and during the periods indicated therein (except that unaudited statements may not contain footnotes and were or are subject to normal and recurring year end adjustments).
     3.5 Compliance with Laws. Each of SanDisk and Merger Sub is not in material violation of, and has not received any written notices of material violation with respect to, any federal, state, local or foreign statute, law, regulations or permits or licenses issued under such laws with respect to the conduct of its business, or the ownership or operation of its business which would reasonably be expected to a Material Adverse Effect on SanDisk.
     3.6 Absence of Certain Changes. Since July 3, 2005, there has not occurred any change, event or condition that, individually or in the aggregate with any other changes, events and conditions, has resulted in, or would reasonably be expected to result in, a Material Adverse Effect on SanDisk.
     3.7 Board Approval. The board of directors of SanDisk and the member of Merger Sub have approved this Agreement. No vote of SanDisk’s stockholders is required in order to consummate the transactions contemplated by this Agreement.
     3.8 Tax Matters. Neither SanDisk, Merger Sub nor any of their Affiliates has taken or agreed to take any action, nor does SanDisk or Merger Sub have Knowledge of any fact or circumstance, that would prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

ARTICLE 4
COVENANTS AND OTHER AGREEMENTS
     4.1 Conduct of Business of Matrix and Subsidiaries. During the period from the date hereof and continuing until the earlier of the termination of this Agreement and the Effective Time:
          (a) Matrix shall, and shall cause each of its Subsidiaries to, conduct its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted (except to the extent expressly provided otherwise in this Agreement or as consented to in writing by SanDisk which consent shall not be unreasonably withheld);
          (b) Matrix shall, and shall cause each of its Subsidiaries to, (i) pay all of its debts and Taxes when due, subject to good faith disputes over such debts or Taxes, (ii) pay or perform its other obligations when due, and (iii) preserve intact its present business organizations, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing businesses shall be unimpaired and transferred to the Surviving Company at the Effective Time;
          (c) Matrix shall promptly notify SanDisk of any change, occurrence or event which, individually or in the aggregate with any other changes, occurrences and events, would reasonably be expected to have a Material Adverse Effect on Matrix or any of its Subsidiaries or which is reasonably likely to cause any of the conditions to closing set forth in ARTICLE 5 not to be satisfied; and
          (d) Matrix shall, and shall cause each of its Subsidiaries to, assure that each of its Contracts entered into on or after the date hereof will not require the procurement of any consent, waiver or novation or provide for any material change in the obligations of any party in connection with, or terminate as a result of the consummation of, the transactions contemplated by this Agreement.
     4.2 Restrictions on Conduct of Business of Matrix and Subsidiaries. Without limiting the generality or effect of the provisions of Section 4.1, during the period from the date hereof and continuing until the earlier of the termination of this Agreement and the Effective Time, Matrix shall not, and shall cause each of its Subsidiaries not to (except as set forth in Section 4.2 of the Matrix Disclosure Letter or as expressly provided otherwise in this Agreement or as expressly consented to in writing by SanDisk which consent shall not be unreasonably withheld):
          (a) Cause or permit any amendments to its organizational documents;
          (b) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, non-employee directors, consultants and other service providers in accordance with agreements providing for the repurchase of shares in connection with any termination of service or pursuant to the exercise of warrants;
          (c) Accelerate (except upon the Closing as contemplated by Matrix’s 1999 Stock Plan), amend or change the period of exercisability or vesting of options or other rights granted under its stock plans or the vesting of the securities purchased or purchasable under such options or other rights, amend or change any other terms of such options or rights or authorize cash payments in exchange for any options or other rights granted under any of such plans or the securities purchased or purchasable under those options or rights or waive or amend the right of repurchase applicable to any outstanding shares of Matrix Capital Stock;
          (d) Enter into any material Contract (including any Material Contract) or commitment, or amend or otherwise modify or waive in any material respect any of the terms of any of its Material Contracts; provided, however, this restriction shall not apply to Product sales Contracts to the extent prohibited by applicable law; and provided, further, that other than commercially available shrink wrap licenses, Matrix may not enter into any Contract or commitment (or amend or otherwise modify or waive the terms of) any Contract related to Intellectual Property;
          (e) Issue or grant any securities or agree to issue or grant any securities other than (i) the issuance of shares of Matrix Common Stock upon the conversion of Matrix Preferred Stock issued and outstanding on the date hereof, (ii) the issuance of shares of Matrix Common Stock or Matrix Preferred Stock in accordance with the exercise of stock options, warrants or other rights outstanding on the date hereof, and (iii) the issuance of options to purchase additional shares of Matrix Common Stock between the date hereof and the Closing in accordance with the Matrix Stock Plan; provided that such options (A) are issued in the ordinary course of business and consistent with Matrix’s past practice at exercise prices at least equal to the fair market value of Matrix’s Common Stock on the date of grant, (B) provide for no acceleration of vesting except pursuant to the terms of Matrix’s 1999 Stock Plan and (C) vest in accordance with SanDisk’s standard vesting schedule;
          (f) Hire any net additional employees compared to the date hereof, hire any net additional consultants or independent contractors compared to the date hereof or enter into, or extend the term of, any employment or consulting agreement with any Person;
          (g) Make any loans or advances to, or any investments in or capital contributions to, any Person, or forgive or discharge in whole or in part any outstanding loans or advances other than for business expenses;
          (h) Transfer or license to any Person any rights to any Matrix IP (other than (i) commercially available shrink wrap licenses and (ii) in the ordinary course of business consistent with past practice in connection with the sale of Matrix Products or Services);
          (i) Enter into or amend any agreement in accordance with which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of Matrix’s products or technology;

          (j) Sell, lease, license or otherwise dispose of or encumber any of its properties or assets, other than sales of Products or excess office equipment in the ordinary course of business consistent with past practice;
          (k) Incur any indebtedness for borrowed money in excess of $50,000 in the aggregate or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others; provided that Matrix may continue to borrow in accordance with the Silicon Valley Bank credit agreement and capital equipment lending facility with Silicon Valley Bank listed in Section 2.20 of the Matrix Disclosure Letter in a manner consistent with past practice.
          (l) Enter into any operating lease in excess of $100,000;
          (m) Pay, discharge or satisfy, in an amount in excess of $100,000 in any one case or $500,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) other than arising in the ordinary course of business and not in violation of this Agreement, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Financial Statements;
          (n) Make any capital expenditures or commitments, capital additions or capital improvements in excess of $150,000 in the aggregate, except in the ordinary course of business and consistent with past practice;
          (o) Materially reduce the amount of any insurance coverage provided by existing insurance policies;
          (p) Adopt or amend any employee or compensation benefit plan, including any stock purchase, stock issuance or stock option plan, or amend any compensation, benefit, entitlement, grant or award provided or made under any such plan, except in each case as required by applicable law, including under ERISA or as necessary to maintain the qualified status of such plan under the Code, or hire any new officer-level or other management-level employee, pay any special bonus or special remuneration to any employee or non-employee director or increase the salaries or wage rates of its employees (other than in the ordinary course of business consistent with past practice (but not any across the board increase)), or add any new non-employee members to the board of directors of Matrix or any of its Subsidiaries;
          (q) Enter into any employment contract or, unless required by applicable law, any collective bargaining agreement (except as permitted by Section 4.2(f));
          (r) Grant any severance or termination pay to any Person;
          (s) Commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where it in good faith determines that failure to commence suit would reasonably be expected to result in the material impairment of a valuable aspect of its business, provided that it consults with SanDisk prior to the filing of such a suit, or (iii) for a breach of this Agreement;
          (t) Acquire or agree to acquire by merging or consolidating with, or by purchasing the assets of, or by any other manner, any business or any company, partnership,

association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its and its Subsidiaries’ business, taken as a whole (other than purchases of inventory or office equipment in the ordinary course of business consistent with past practice);
          (u) Make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material Tax Return (without prior opportunity for SanDisk to review and comment thereon) or any amendment to a material Tax Return (without prior opportunity for SanDisk to review and comment thereon), enter into any closing agreement, settle any claim or assessment in respect of a material amount of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;
          (v) Enter into any Contract or transaction in which any officer or non-employee director of Matrix or any of its Subsidiaries (or any member of the immediate family of such officer or director) has an interest under circumstances that would require disclosure under Item 404 of Regulation S-K if Matrix or any of its Subsidiaries were subject to the reporting requirements of Section 13(a) of the Exchange Act; and
          (w) Take or agree in writing or otherwise to take, any of the actions described in the foregoing clauses of this Section 4.2.
     4.3 No Solicitation.
          (a) From the date hereof until termination of this Agreement pursuant to its terms, Matrix shall not and shall cause its officers, directors, employees, financial advisors, representatives, agents, Subsidiaries or Affiliates not to, directly or indirectly: (i) solicit, knowingly facilitate or knowingly encourage any inquiry, proposal or offer from any Person (other than SanDisk) in respect of an Acquisition Transaction; (ii) participate in any discussions or negotiations or enter into any agreement with, or provide any non-public information to, any Person (other than SanDisk) in respect of an Acquisition Transaction; or (iii) accept any proposal or offer from any Person (other than SanDisk) in respect of an Acquisition Transaction. Upon execution of this Agreement, Matrix shall immediately cease and cause to be terminated any existing direct or indirect discussions with any Person (other than SanDisk) that are in respect of an Acquisition Transaction. Matrix shall promptly (and in no event later than 24 hours after receipt thereof) notify SanDisk orally and in writing of any proposal or offer concerning an Acquisition Transaction, or any request for information from a Person in respect of an Acquisition Transaction (including the identity of the Person making or submitting such proposal, offer or request, and the material terms thereof (including a copy of any written proposal, offer or request)) that is received by Matrix or any Affiliate or representative of Matrix. Matrix shall keep SanDisk informed on a reasonably current basis (and, in any event, within 24 hours) of the status and details of any material modifications to any such proposal, offer or request. “Acquisition Transaction” means any transaction involving: (x) the sale, license, disposition or acquisition of all or a substantial portion of the business or assets of Matrix (including any material portion of the Matrix IP Rights relating to re-writable 3-D memory); (y) the issuance, disposition or acquisition of (A) any capital stock or other equity security of Matrix (other than Matrix Capital Stock issued to employees of Matrix upon exercise of Matrix

Options in routine transactions in accordance with Matrix’s past practices), (B) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock or other equity security of Matrix, or (C) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of Matrix; in each of clauses (A) through (C), representing in the aggregate 10% or more of the voting power of Matrix; or (z) any merger, consolidation, share exchange, business combination, reorganization, recapitalization or similar transaction involving Matrix that if consummated would result in any Person (other than SanDisk) beneficially owning 10% or more of any class of equity securities of Matrix.
          (b) Notwithstanding anything to the contrary set forth in this Agreement, if Matrix receives an Acquisition Proposal after the date of this Agreement and prior to receipt of a vote of Matrix’s stockholders adopting the Merger and this Agreement, Matrix shall be permitted (i) to engage in discussions and negotiations with, and to provide nonpublic information or data to, the Person making the Acquisition Proposal or (ii) to recommend approval of the Acquisition Proposal to the stockholders of Matrix or withdraw or modify in an adverse manner the Matrix Board Recommendation (as defined in Section 4.4(a)), if and only to the extent that, (A) in any case referred to in clause (i), Matrix has entered into a nondisclosure agreement with the Person making the Acquisition Proposal having provisions that are no less favorable to Matrix and no less restrictive on such Person than those contained in the Confidentiality Agreement (but providing for the disclosures to SanDisk contemplated in Section 4.3(a)), (B) the Matrix Board has determined in good faith (after consultation with its independent outside legal counsel) that the Acquisition Proposal, (x) in the case of clause (i) above, would more likely than not constitute a Superior Proposal (as hereinafter defined in this Section 4.3(b)), (y) in the case of clause (ii) above, if consummated, would constitute a Superior Proposal, (z) in the case of clauses (i) and (ii) above, that the failure to engage in discussions and negotiations with respect to such Acquisition Proposal or to recommend approval of the Acquisition Proposal to the stockholders of Matrix or withdraw or modify in an adverse manner the Matrix Board Recommendation, as the case may be, would constitute a breach of its fiduciary duties to Matrix’s stockholders under applicable law, and (C) in any case as is referred to in clause (ii) above, Matrix has provided to SanDisk three business days’ prior written notice that the Matrix Board intends to withdraw or modify in an adverse manner the Matrix Board Recommendation and specifying the material terms and conditions of the pending Superior Proposal and identifying the Person or Persons making such Superior Proposal. For purposes of this Agreement, “Acquisition Proposal” means a bona fide written proposal that did not result from a breach of Section 4.3(a) proposing a transaction involving: (x) the sale, disposition or acquisition of the business or assets of Matrix that in the aggregate contributed 90% or more of Matrix’s revenue over the prior twelve months; (y) the issuance, disposition or acquisition of (A) any capital stock or other equity security of Matrix (other than Matrix Capital Stock issued to employees of Matrix upon exercise of Matrix Options in routine transactions in accordance with Matrix’s past practices), (B) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock or other equity security of Matrix, or (C) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of Matrix; in each of clauses (A) through (C), representing in the aggregate 50% or more of the voting power of Matrix; or (z) any merger, consolidation, share exchange, business combination, reorganization, recapitalization or similar transaction involving Matrix that if consummated would result in any Person (other than SanDisk) beneficially owning

50% or more of any class of equity securities of Matrix. For purposes of this Agreement, “Superior Proposal” means any Acquisition Proposal that the Matrix Board determines in good faith (after (i) consultation with its independent outside legal counsel and a nationally recognized financial advisor and (ii) taking into account all of the terms and conditions of the Acquisition Proposal and this Agreement, including (A) any counterproposal by SanDisk pursuant to Section 4.3(c), (B) the likelihood that the transactions contemplated by the Acquisition Proposal will close in a timely manner, and (C) the extent to which the financing for the transactions contemplated by the Acquisition Proposal, to the extent required, is committed or is reasonably capable of being obtained on the terms proposed) is more favorable to Matrix’s stockholders than the Merger or any counterproposal pursuant to Section 4.3(c).
          (c) SanDisk may, within two business days after its receipt of Matrix’s written notification of the Matrix Board’s intention to withdraw or modify in an adverse manner the Matrix Board Recommendation, make a counterproposal to Matrix. During the three business days following Matrix’s receipt of SanDisk’s counterproposal (the “Renegotiation Period”), Matrix shall consider and discuss in good faith with SanDisk all proposals submitted by SanDisk and, without limiting the foregoing, shall meet with, and cause its financial advisors and legal counsel from time to time as reasonably required by SanDisk to consider and discuss SanDisk’s proposals with SanDisk and its advisors, attorneys and other representatives; and provided, further, that the Matrix Board shall not withdraw or modify in an adverse manner the Matrix Board Recommendation until at least the first calendar day following the third business day after the beginning of the Renegotiation Period.
     4.4 Securities Laws Matters.
          (a) As soon as practicable after the execution of this Agreement, and in any event within ten business days, (i) SanDisk shall prepare, with the cooperation of Matrix, an application for permit (the “Merger Permit Application”) in connection with the Hearing (as defined in this Section 4.4(a)) and the notice sent to the holders of Matrix Capital Stock in accordance with, and meeting the requirements of California law (the “Hearing Notice”), concerning a hearing (the “Hearing”) held by the California Commissioner to consider the terms and conditions of this Agreement and the Merger and the fairness of such terms and conditions in accordance with Section 25142 of the California Corporate Securities Law of 1968 (“California Securities Law”), and (ii) the parties shall prepare (based on a form provided by SanDisk) an information statement relating to this Agreement and the transactions contemplated hereby (the “Information Statement”). Each of Matrix, SanDisk and Merger Sub shall use commercially reasonable efforts to cause the Merger Permit Application, the Hearing Notice and the Information Statement to comply with all requirements of applicable federal and state securities laws. Each of Matrix, SanDisk and Merger Sub shall provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Merger Permit Application, the Hearing Notice or the Information Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other’s counsel and auditors in the preparation of the Merger Permit Application, the Hearing Notice and the Information Statement. The Information Statement shall constitute a disclosure document for the offer and issuance of the shares of SanDisk Common Stock to be received by the holders of Matrix Capital Stock, Matrix Warrants and/or Matrix Options in accordance with this Agreement. Whenever any event occurs that is required to be set forth in an amendment or supplement to the Information Statement, Matrix, SanDisk and Merger Sub shall cooperate in delivering any such amendment or supplement to all the holders of Matrix Capital Stock, Matrix Warrants and/or Matrix Options and/or filing any such amendment or supplement with the California Commissioner of Corporations (the “California Commissioner”) or its staff and/or any other government officials. Anything to the contrary contained herein notwithstanding, Matrix shall not include in the Information Statement any information with respect to SanDisk, Merger Sub or their respective Affiliates or associates, the form and content of which information shall not have been approved by SanDisk prior to such inclusion; provided, however, that SanDisk shall not withhold approval of any information required to be included by federal or state law or the California Commissioner. Subject to Section 4.3, the Information Statement shall include the unqualified recommendation of Matrix’s board of directors (the “Matrix Board”) in favor of adoption of this Agreement and the unanimous recommendation of the Matrix Board (the “Matrix Board Recommendation”) that the terms and conditions of the Merger and this Agreement are fair, just, reasonable, equitable, advisable and in the best interests of Matrix and its stockholders. Subject to the provisions of Section 4.3, the Matrix Board Recommendation shall not be withdrawn or modified in a manner adverse to SanDisk, and no resolution by the Matrix Board or any committee thereof to withdraw or modify the Matrix Board Recommendation in a manner adverse to SanDisk shall be adopted or proposed.
          (b) Each of SanDisk, Merger Sub and Matrix shall use commercially reasonable efforts (i) to cause to be filed with the California Commissioner, as soon as practicable following the execution of this Agreement, and in any event within seven business days, the Merger Permit Application and the Hearing Notice and (ii) to obtain, as soon as practicable following the execution of this Agreement, a permit approving the fairness of this Agreement and the Merger in accordance with Section 25121 of California Securities Law such that the issuance of the Merger Consideration shall be exempt in accordance with Section 3(a)(10) of the Securities Act from the registration requirements of Section 5 of the Securities Act (the “Merger Permit”).
          (c) As soon as permitted by the California Commissioner, Matrix shall deliver the Hearing Notice to all holders of Matrix Capital Stock, Matrix Warrants and/or Matrix Options entitled to receive such notice under California Securities Law. Matrix and SanDisk shall notify each other promptly of the receipt of any comments from the California Commissioner or its staff and of any request by the California Commissioner or its staff or any other government officials for amendments or supplements to any of the documents filed therewith or any other filing or for additional information and shall provide each other with copies of all correspondence between such party or any of its representatives, on the one hand, and the California Commissioner, or its staff or any other government officials, on the other hand, with respect to the filing. If the California Commissioner issues the Merger Permit, then as soon as practicable thereafter Matrix shall deliver the Information Statement to all holders of Matrix Capital Stock, Matrix Warrants and/or Matrix Options. Each of SanDisk and Matrix shall not, and shall use reasonable efforts to cause its respective Subsidiaries and representatives not to, directly or indirectly, solicit the vote of any holder of Matrix Capital Stock, Matrix Warrants and/or Matrix Options in connection with the Merger in violation of any applicable federal or state securities laws.

          (d) The information relating to Matrix and SanDisk included in the Hearing Notice, the Merger Permit Application and the Information Statement shall not, with respect to the Hearing Notice, at the time the Hearing Notice is delivered to holders of Matrix Capital Stock, Matrix Warrants and/or Matrix Options, with respect to the Information Statement, at the time the Information Statement is delivered to holders of Matrix Capital Stock, Matrix Warrants and/or Matrix Options and at the Effective Time with respect to the Information Statement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Matrix shall promptly advise SanDisk, and SanDisk shall promptly advise Matrix, in writing if at any time prior to the Effective Time either Matrix, SanDisk or Merger Sub shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Hearing Notice, the Merger Permit Application, and/or the Information Statement, in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law. Matrix and SanDisk shall cooperate in delivering any such amendment or supplement to all the holders of Matrix Capital Stock, Matrix Warrants and/or Matrix Options and/or filing any such amendment or supplement with the California Commissioner or its staff and/or any other government officials.
          (e) If SanDisk and Matrix determine in writing that the Merger Permit cannot be obtained, or cannot reasonably be expected to be obtained, in time to permit the Closing to occur on or before February 28, 2006, or if the California Commissioner notifies SanDisk, Merger Sub or Matrix of the California Commissioner’s determination not to grant the Hearing, not to permit the mailing of the Notice of Hearing and/or not to issue the Merger Permit, then:
               (i) Each of SanDisk, Merger Sub and Matrix shall use commercially reasonable efforts to cause the Merger Consideration to be registered on a registration statement on Form S-4 (or such other form as SanDisk may, in its sole discretion, elect), filed with the SEC (the “Registration Statement”);
               (ii) SanDisk shall prepare and Matrix shall reasonably cooperate in such preparation and SanDisk shall file with the SEC, as soon as practicable after the determination or notification referred to in Section 4.4(a), the Registration Statement, which shall include the consent solicitation or proxy statement/prospectus to be sent to the stockholders of Matrix in connection with the Matrix Stockholders Meeting (as amended or supplemented, the “Proxy Statement”), and SanDisk shall use commercially reasonable efforts to cause the Registration Statement to become effective as soon thereafter as practicable;
               (iii) Each of SanDisk and Merger Sub shall use commercially reasonable efforts to cause the Registration Statement and Matrix shall use commercially reasonable efforts to cause the Proxy Statement to comply with all applicable requirements of federal and state securities laws;
               (iv) Each of SanDisk (for itself and Merger Sub) and Matrix shall provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Registration Statement, the Proxy Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other’s counsel and auditors in the preparation of the Registration Statement and the Proxy Statement;
          (v) Subject to Section 4.3, the Proxy Statement shall include the Matrix Board Recommendation;
          (vi) Each of SanDisk (for itself and Merger Sub) and Matrix shall notify the other promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement or the Proxy Statement or any other filing or for additional information and shall provide the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement or the Proxy Statement or other filing;
          (vii) The information relating to Matrix and SanDisk included in the Registration Statement shall not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC and on the date of the Information Statement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading;
          (viii) The information relating to Matrix and SanDisk included in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to holders of Matrix Capital Stock, Matrix Warrants and/or Matrix Options, at the time of the Matrix Stockholders Meeting and at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Matrix Stockholders Meeting which has become false or misleading;
          (ix) Matrix shall promptly advise SanDisk, and SanDisk shall promptly advise Matrix, in writing if at any time prior to the Effective Time either Matrix or SanDisk shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Registration Statement or the Proxy Statement, in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law, and Matrix and SanDisk shall cooperate in delivering any such amendment or supplement to all the holders of Matrix Capital Stock, Matrix Warrants and/or Matrix Options and/or filing any such amendment or supplement with the SEC or its staff and/or any other government officials; and
          (x) As soon as practicable after the Registration Statement is declared effective by the SEC, Matrix shall deliver the Proxy Statement to all holders of Matrix Capital Stock, Matrix Warrants and/or Matrix Options.

     4.5 Solicitation of Stockholders. Matrix shall take all action required in accordance with the DGCL, its certificate of incorporation and its bylaws to call, convene and hold the Matrix Stockholders Meeting or to solicit the written consent of its stockholders adopting this Agreement as soon as practicable after the date the California Commissioner issues the Merger Permit and in any event no later than twenty five days after the date the California Commissioner issues the Merger Permit or if the California Commissioner notifies SanDisk or Matrix of the California Commissioner’s determination not to grant the Hearing, not to permit the mailing of the Notice of Hearing and/or not to issue the Merger Permit, as soon as practicable after the date the Registration Statement becomes effective and, in any event, no later than twenty five days after such date. If Matrix calls a Matrix Stockholders Meeting, then Matrix shall consult with SanDisk regarding the date of the Matrix Stockholders Meeting and shall not postpone or adjourn (other than for the absence of a quorum) the Matrix Stockholders Meeting without the prior written consent of SanDisk. Matrix shall solicit from stockholders of Matrix proxies to be voted on the adoption of this Agreement and, subject to Section 4.3, shall take all other reasonable action to secure the vote or consent of Matrix’s stockholders required to effect the transactions contemplated by this Agreement.
     4.6 Access to Information.
          (a) Until the earlier of the termination of this Agreement and the Effective Time, Matrix shall afford SanDisk and its accountants, counsel and other representatives, reasonable access during normal business hours to (i) all of Matrix’s and each of its Subsidiaries’ properties, books, contracts, commitments and records and (ii) all other information (including internal financial statements) concerning the business, properties and personnel of Matrix or any of its Subsidiaries as SanDisk may reasonably request.
          (b) Subject to compliance with applicable law, until the earlier of the termination of this Agreement and the Effective Time, Matrix shall confer from time to time as reasonably requested by SanDisk with one or more representatives of SanDisk to discuss any material changes or developments in the operational matters of Matrix and each of its Subsidiaries and the general status of the ongoing business and operations of Matrix and each of its Subsidiaries.
          (c) No information or knowledge obtained in any investigation in accordance with this Section 4.6 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties hereto to consummate the Merger.
     4.7 Confidentiality. The parties acknowledge that SanDisk and Matrix have previously executed a non-disclosure agreement dated October 5, 2005 (the “Confidentiality Agreement”), which shall continue in full force and effect in accordance with its terms.
     4.8 Public Disclosure. Prior to the Effective Time, SanDisk and Matrix will attempt to consult with each other, and to the extent practicable, agree, before issuing any press release or otherwise making any public statement with respect to the Merger, this Agreement or any material transaction involving SanDisk or Matrix and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange. With respect to the initial press release announcing the Merger and this Agreement, the parties have agreed to the text of the press release and will announce the Merger and this Agreement.
     4.9 Consents; Cooperation.
          (a) Each of SanDisk, Merger Sub and Matrix shall promptly after the execution of this Agreement apply for or otherwise seek, and use commercially reasonable efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the Merger. Without limiting the generality or effect of the foregoing, each of SanDisk, Merger Sub and Matrix shall, as soon as practicable, make any initial filings required under the HSR Act and any material filings required under foreign antitrust law. The parties shall consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act or any other federal or state antitrust or fair trade law.
          (b) Each of SanDisk, Merger Sub and Matrix shall use commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under the HSR Act or any other federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”). Neither SanDisk nor Matrix shall have any obligation to litigate or contest any administrative or judicial action or proceeding or any Order beyond the earlier of (i) 180 days after the date of this Agreement and (ii) the date of a ruling preliminarily enjoining the Merger issued by a court of competent jurisdiction. Each of SanDisk and Matrix shall use commercially reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement. SanDisk and Matrix shall take any and all of the following actions to the extent necessary to obtain the approval of any Governmental Entity with jurisdiction over the enforcement of any applicable laws regarding the transactions contemplated hereby: (A) entering into negotiations; (B) providing information required by law or governmental regulation; and (C) substantially complying with any second request for information in accordance with the Antitrust Laws.
          (c) In no event will SanDisk be obligated to (i) divest any of its or any of its Subsidiaries’ businesses, product lines or assets, or to agree to any divestiture of Matrix’s businesses, product lines or assets, or (ii) to take or agree to take any other action or agree to any limitation that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect on the Surviving Company after the Effective Time and (iii) neither Matrix nor any of its Subsidiaries shall be required to (A) divest any of their respective businesses, product lines or assets, or (B) to take or agree to take any other action or agree to any limitation that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect on Matrix.

     4.10 Legal Requirements.
          (a) Each of SanDisk, Merger Sub and Matrix shall, and shall cause its Subsidiaries, if any, to, (i) take commercially reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to the consummation of the transactions contemplated by this Agreement, (ii) promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement, and (iii) take commercially reasonable actions necessary to obtain (and shall cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity or third party, required to be obtained or made in connection with the taking of any action contemplated by this Agreement.
          (b) Matrix shall give all notices and other information required to be given to the employees of Matrix or any of its Subsidiaries, any collective bargaining unit representing any group of employees of Matrix or any of its Subsidiaries, and any applicable government authority under the Worker Adjustment and Retraining Notification Act of 1988, the National Labor Relations Act, the Code, COBRA and other applicable law in connection with the transactions contemplated by this Agreement.
     4.11 Treatment as Reorganization. Prior to the Effective Time, neither Matrix nor any of its Subsidiaries, and prior to and following the Effective Time, neither SanDisk nor any of its Subsidiaries, shall take any action that would cause the Merger or the Reverse Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Each of SanDisk and Matrix shall use commercially reasonable efforts to make representations to Jones Day and WSGR, as applicable, substantially in the form attached as Section 4.11 of the SanDisk Disclosure Letter and Section 4.11 of the Matrix Disclosure Letter, respectively, or, in the case of the Reverse Merger, in a form that is customary in order to support the treatment of such a merger as a “reorganization” within the meaning of section 368(c) of the Code.
     4.12 Employees.
          (a) For purposes of this Agreement, the term “Continuing Employees” shall mean all individuals who are employees of Matrix as of the Closing. SanDisk shall (i) cause each Continuing Employee who remains employed after the Closing to become eligible for coverage under SanDisk’s employee benefit plans as promptly as practicable after the Closing, but in no event later than 60 days after the Closing and (ii) allow such Continuing Employee and his or her eligible dependents to participate in SanDisk’s employee benefit plans on terms no less favorable than those provided to similarly situated employees of SanDisk and its Subsidiaries; provided that SanDisk may, at its option, continue the coverage of Continuing Employees under the Matrix 401(k) savings plan for such period as SanDisk determines. Continuing Employees shall continue to be eligible for coverage under the Employee Benefit Plans until they become eligible for SanDisk’s employee benefit plans as described in the preceding sentence. Base compensation plus sales commissions, if applicable, and, except as described in the two preceding sentences, benefits shall not be decreased for a period of at least twelve months following the Closing for any Continuing Employee employed during that period, except for decreases also applied generally to similarly situated employees of SanDisk. SanDisk shall cause Continuing Employees to be credited with service for all periods of service with Matrix or any of its Subsidiaries prior to the Closing for purposes of any employee benefit plan, program or arrangement made available to Continuing Employees by SanDisk (a “SanDisk Employee Plan”). Such service shall be credited for all purposes for which service is either taken into account or recognized under such SanDisk Employee Plans; provided, however, that such service need not be credited to the extent that it would result in duplication of coverage or benefits.
          (b) Promptly following the Closing (but no later than the first SanDisk board of directors meeting following the Closing), each Continuing Employee shall be granted options to purchase shares of SanDisk Common Stock in an amount and on the same terms and conditions as granted to similarly situated newly hired employees of SanDisk.
          (c) In addition to the above, with respect to medical, dental and vision coverage, SanDisk shall (i) not impose any pre-existing condition limitation or eligibility waiting period on such Continuing Employees under any SanDisk Employee Plan providing medical, dental or vision coverage in which the Continuing Employees become participants after the Closing except to the extent that, as of the Closing Date, such Continuing Employee had failed to satisfy such limitation or waiting period under the applicable Employee Benefit Plan providing such medical, dental or vision coverage, (ii) credit such Continuing Employees with any deductibles and out-of-pocket expenditures paid under any such Employee Benefit Plan prior to the Closing Date for purposes of satisfying the deductible or out-of-pocket limits under such SanDisk Employee Plan and (iii) credit the accounts of such Continuing Employees under any SanDisk Employee Plan which is a flexible spending plan with any unused balance in the account of such Continuing Employee under the applicable Employee Benefit Plan.
          (d) In the event that SanDisk plans to terminate any Continuing Employee without cause on or prior to the first anniversary of the Closing Date, then such employee will receive severance benefits that would be paid to such employee under SanDisk’s severance plan in effect on the date of such termination (taking into account all periods of service with Matrix or any of its Subsidiaries). For the purposes of this Section 4.12(d), Section 4.20(a) and Section 4.21(a), “cause” shall mean (i) any act of personal dishonesty taken by the employee in connection with his or her responsibilities as an employee that results in personal enrichment to the employee or harm to SanDisk, (ii) the employee’s conviction of, or plea of nolo contendere to, a felony, (iii) the employee’s gross negligence or gross misconduct with respect to SanDisk, and (iv) violation by the employee of the employee’s obligations to SanDisk under restrictive covenants applicable to the employee (such as a confidentiality obligation, a covenant not to compete or an agreement with respect to discoveries and inventions or SanDisk’s code of ethics), (v) the employee’s abandonment of his or her employment with SanDisk, (vi) the employee’s breach of a material employment policy of SanDisk, which is not cured within three days after written notice thereof to the employee or (vii) the employee’s breach of any agreement with SanDisk not described in the preceding clauses of this sentence which is material and is not cured within thirty days after written notice thereof to the employee.
          (e) Nothing in this Agreement shall create in favor of any Person any right to continued or future employment.

     4.13 Assumption of Options; Assignment of Repurchase Rights.
          (a) At the Effective Time, the Matrix Stock Plans and each Matrix Option under the Matrix Stock Plans that is unexpired, unexercised and outstanding immediately prior to the Effective Time, whether vested or unvested, shall, on the terms and subject to the conditions set forth in this Agreement, be assumed by SanDisk. Each option so assumed by SanDisk under this Agreement shall continue to have, and be subject to, the same terms and conditions (including, if applicable, the terms and conditions set forth in the Matrix Stock Plans and the applicable stock option agreement) as are in effect immediately prior to the Effective Time, except that (i) such option shall be exercisable for that number of whole shares of SanDisk Common Stock equal to the product (rounded down to the nearest whole number of shares of SanDisk Common Stock) of the number of shares of Matrix Common Stock that were issuable upon exercise of such option immediately prior to the Effective Time and the Common Exchange Ratio, and (ii) the per share exercise price for the shares of SanDisk Common Stock issuable upon exercise of such assumed option shall be equal to the quotient (rounded up to the nearest whole cent) obtained by dividing the exercise price per share of Matrix Common Stock at which such option was exercisable immediately prior to the Effective Time by the Common Exchange Ratio. It is the intention of the parties that the options so assumed by SanDisk hereunder qualify, to the maximum extent permissible, following the Effective Time as “incentive stock options” as defined in Section 422 of the Code to the extent such options qualified as incentive stock options prior to the Effective Time and that all options to be assumed pursuant to this Section 4.13(a) be assumed in a manner consistent with Section 424 of the Code, regardless of whether such options are “incentive stock options.” Within ten days after the Closing Date, SanDisk shall issue to each Person who immediately prior to the Effective Time was a holder of an outstanding option under the Matrix Stock Plan a document evidencing the foregoing assumption of such option by SanDisk.
          (b) At or before the Effective Time, SanDisk shall take all corporate action necessary to reserve for issuance a sufficient number of shares of SanDisk Common Stock for delivery upon exercise of Matrix Options assumed in accordance with this Section 4.13. As soon as practicable (but in no event later than five days) after the Effective Time, SanDisk shall, to the extent permitted under applicable law, file a registration statement on Form S-8 (or any successor or other appropriate forms) with respect to the shares of SanDisk Common Stock subject to any Matrix Options.
          (c) All outstanding rights to repurchase unvested shares of Matrix Capital Stock that Matrix may hold immediately prior to the Effective Time (all such rights, the “Repurchase Options”) shall be assigned to the Surviving Company and shall thereafter be exercisable by SanDisk upon the same terms and subject to the same conditions that were in effect immediately prior to the Effective Time, except that, from and after the Effective Time, the shares subject to each Repurchase Option shall be the number of shares of SanDisk Common Stock equal to the product of the Common Exchange Ratio and the number of shares of Matrix Common Stock which would have otherwise been subject to that Repurchase Option at the time of exercise had the Merger not occurred, and the purchase price payable per share under that Repurchase Option shall be determined by dividing the repurchase price in effect for each share of Matrix Capital Stock subject to that Repurchase Option immediately prior to the Effective Time by the Common Exchange Ratio (with such shares and price per share being subject to adjustment to appropriately reflect any stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change with respect to SanDisk Common Stock occurring after the Effective Time); it being understood that, upon exercising any Repurchase Option, SanDisk shall succeed to the entire right, title and interest in and to all of the shares of SanDisk Common Stock subject to such Repurchase Option following payment of the purchase price per share payable under the Repurchase Option.
     4.14 Spreadsheet. Matrix shall prepare and deliver to SanDisk, at or prior to the Closing, a spreadsheet in form reasonably acceptable to SanDisk and the Exchange Agent, which spreadsheet shall be dated as of the Closing Date and shall set forth, as of the Closing Date, the following information relating to holders of Matrix Capital Stock, Matrix Options and Matrix Warrants: (i) the names of all Matrix stockholders, optionholders, warrantholders and their respective addresses, (ii) the number and kind of shares of Matrix Capital Stock held by, or subject to the Matrix Options or Matrix Warrants held by, such Persons and, in the case of shares, the respective certificate numbers, (iii) the allocation of the Merger Consideration contemplated by Section 1.4, (iv) the number of shares of SanDisk Common Stock (or options or warrants to purchase SanDisk Common Stock) and cash issuable to each holder of Matrix Capital Stock, Matrix Options or Matrix Warrants, (v) the interest of each former holder of Matrix Capital Stock in the Escrow Fund, (vi) the vesting arrangements with respect to Matrix Options and Matrix Capital Stock subject to Repurchase Options, (vii) the exercise price per share in effect for each Matrix Option immediately prior to the Closing Date, (viii) the allocation and vesting schedule of the Restricted Stock Units (as defined in Section 4.20(a)) and (ix) the allocation and vesting schedule of the Cash Bonus Awards (as defined in Section 4.21(a)) (the “Spreadsheet”).
     4.15 Expenses. If the Merger is not consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including the fees and expenses of its advisers, accountants and legal counsel) shall be paid by the party incurring such expense. If the Merger is consummated, except as set forth on Section 4.15 of the Matrix Disclosure Letter, the stockholders of Matrix immediately prior to the Effective Time shall be responsible for all fees and expenses of Matrix (including legal, accounting, investment banking fees and insurance premiums) in excess of the amounts set forth in Section 4.15 of the Matrix Disclosure Letter incurred in connection with this Agreement and transactions contemplated hereby (the “Additional Matrix Expenses”).
     4.16 Section 280G Matters.
          (a) Matrix shall obtain and deliver to SanDisk, prior to the initiation of the procedure described in Section 4.16(b), an excess parachute payment waiver, in substantially the form contained in Section 4.16(a) of the Matrix Disclosure Letter, from each Person who Matrix reasonably believes is, with respect to Matrix, any Subsidiary and/or any ERISA Affiliate, a “disqualified individual” (within the meaning of Section 280G of the Code), as determined immediately prior to the initiation of the procedure described in Section 4.16(b), and who might otherwise have, receive or have the right or entitlement to receive a parachute payment from Matrix, SanDisk or any ERISA Affiliate of Matrix or SanDisk under Section 280G of the Code.

          (b) Matrix shall use commercially reasonable efforts to obtain, at the Matrix Stockholders Meeting or, if the Matrix Stockholders Meeting has not been and will not be held, concurrently with securing the written consent of Matrix stockholders adopting this Agreement, the approval by such number of stockholders of Matrix as is required by the terms of Section 280G(b)(5)(B) so as to render the parachute payment provisions of Section 280G of the Code inapplicable to any and all payments and/or benefits provided in accordance with agreements, contracts or arrangements that, in the absence of the executed waivers described in Section 4.16(a), would be subject to such parachute payment requirements (in a manner which satisfies all applicable requirements of such Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q-7 of Section 1.280G-1 of such Treasury Regulations).
     4.17 Affiliate Agreements. Section 4.17 of the Matrix Disclosure Letter sets forth those persons who, in Matrix’s reasonable judgment, are or may be Affiliates of Matrix within the meaning of Rule 145 promulgated under the Securities Act. Matrix shall provide SanDisk such information and documents as SanDisk shall reasonably request for purposes of reviewing such list. Matrix shall deliver or cause to be delivered to SanDisk, as soon as practicable after the execution of this Agreement (and in any case at least five business days prior to the Closing Date) from each of the Affiliates of Matrix, an executed Affiliate Agreement in the form attached hereto as Exhibit C. SanDisk shall be entitled to place appropriate legends on the certificates evidencing any SanDisk Common Stock to be received by such Affiliates pursuant to the terms of this Agreement, and to issue stop transfer instructions to the transfer agent for the SanDisk Common Stock consistent with the terms of such Affiliate Agreements.
     4.18 Director and Officer Indemnification. For a period of six years from the Effective Time, SanDisk will, and will cause the Surviving Company to, fulfill and honor in all respects the indemnification obligations of Matrix pursuant to (a) any indemnification agreements between Matrix and its directors and officers (the “Matrix Indemnified Parties”) entered into prior to the Effective Time, (b) Matrix’s certificate of incorporation and bylaws as in effect immediately prior to the Effective Time, and (c) the Surviving Company’s operating agreement as in effect at the Effective Time. All rights with respect to exculpation and indemnification for the benefit of the Matrix Indemnified Parties in the Surviving Company’s operating agreement will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that diminishes the obligations of SanDisk and the Surviving Company to the Matrix Indemnified Parties pursuant to this Section 4.18.
     4.19 Further Assurances. On the terms and subject to the conditions set forth in this Agreement, each of the parties hereto shall use commercially reasonable efforts, and shall cooperate with each other party, to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary or appropriate to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated hereby, including the satisfaction of the respective conditions set forth in ARTICLE 5 and any amendment to this Agreement in the event the structure of the Merger is to be changed pursuant to Section 1.1. Without limiting the generality or effect of the foregoing and subject to the terms of this Agreement, in the event an injunction or other order preventing the consummation of the Merger shall have been issued by a court of competent jurisdiction, each party shall its use commercially reasonable efforts to have such injunction or other order lifted. Each party, at the reasonable request of any other party, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or reasonably desirable for effecting completely the consummation of the Merger and the other transactions contemplated hereby.
     4.20 Restricted Stock Plan; Assumption of Restricted Stock Unit Grants.
          (a) Attached as Section 4.20(a) of the Matrix Disclosure Letter is a copy of a restricted stock plan (the “Matrix Restricted Stock Plan”) adopted on or before the date hereof by the Matrix Board and the stockholders of Matrix together with the grant amounts and the applicable vesting schedules of restricted stock units (the “Restricted Stock Units”) which Matrix shall make thereunder immediately prior to the Effective Time under the Matrix Restricted Stock Plan (the “Restricted Stock Unit Grants”). Any Restricted Stock Unit Grants that are to vest during the six-month period after the Closing Date shall immediately vest if the Continuing Employee holding such Restricted Stock Unit Grants is terminated without cause (as defined in Section 4.12(d)) by SanDisk or the Surviving Corporation. If any of the employees of Matrix listed on Section 4.20(a) of the Matrix Disclosure Letter cease providing services to Matrix or its Subsidiaries prior to the Effective Time, such Person’s Restricted Stock Unit Grants as set forth on Section 4.20(a) of the Matrix Disclosure Letter shall be re-allocated to the remaining employees of Matrix set forth on Section 4.20(a) of the Matrix Disclosure Schedule on a pro rata basis based upon the allocations set forth on Section 4.20(a) of the Mike Disclosure Letter (or such other basis as the parties may mutually agree).
          (b) As soon as reasonably practicable following the execution of this Agreement, Matrix shall prepare and cause to be filed the necessary documents and Matrix shall apply to obtain a permit (the “Restricted Stock Permit”) from the California Commissioner (after a hearing before such Commissioner) pursuant to the California Securities Law, permitting the issuance of the Restricted Stock Units under the Matrix Restricted Stock Plan. Matrix will respond to any comments from the California Department of Corporations and use its commercially reasonable efforts to have the Restricted Stock Permit granted as soon as practicable after such filing.
          (c) The Restricted Stock Unit Grants will be made after the Restricted Stock Permit is granted, no later than immediately prior to the Effective Time.
          (d) At the Effective Time, the Restricted Stock Unit Grants outstanding immediately prior to the Effective Time, whether vested or unvested, shall, on the terms and subject to the conditions set forth in this Agreement, be assumed by SanDisk. Each such Restricted Stock Unit Grant so assumed by SanDisk shall continue to have, and be subject to, the same terms and conditions (including, if applicable, the terms and conditions set forth in the Matrix Restricted Stock Plan and the applicable restricted stock agreement) as are in effect immediately prior to the Effective Time, except that each Restricted Stock Unit shall be exercisable for one share of SanDisk Common Stock. Within ten days after the Closing Date, SanDisk shall issue to each Person who immediately prior to the Effective Time was a holder of an outstanding Restricted Stock Unit under the Matrix Restricted Stock Plan a document evidencing the foregoing assumption of such Restricted Stock Unit by SanDisk.
          (e) At or before the Effective Time, SanDisk shall take all corporate action necessary to reserve for issuance a sufficient number of shares of SanDisk Common Stock for delivery upon exercise of Restricted Stock Unit Grants assumed in accordance with this Section 4.20. As soon as practicable (but in no event later than five days) after the Effective Time, SanDisk shall, to the extent permitted under applicable law, file a registration statement on Form S-8 (or any successor or other appropriate forms) with respect to the shares of SanDisk Common Stock subject to any Restricted Stock Unit Grant.
     4.21 Cash Bonus Plan; Assumption of Cash Bonus Awards.
          (a) Matrix shall adopt prior to the Closing a cash bonus plan (the “2005 Matrix Cash Bonus Plan”) in form and substance reasonably satisfactory to SanDisk which shall provide for payments (the “Cash Bonus Awards”) to the Matrix employees set forth in Section 4.21(a) of the Matrix Disclosure Letter. The amounts and timing of such Cash Bonus Awards shall be as specified in Section 4.21(a) of the Matrix Disclosure Letter unless otherwise mutually agreed upon between Matrix and SanDisk. Any Cash Bonus Awards that are to vest during the six-month period after the Closing Date shall immediately vest if the Continuing Employee holding such Cash Bonus Award is terminated without cause (as defined in Section 4.12(d)) by SanDisk or the Surviving Corporation. If any of the Matrix employees listed on Section 4.21(a) of the Matrix Disclosure Letter cease providing services to Matrix or its Subsidiaries prior to the Effective Time, such Person’s Cash Bonus Awards as set forth on Section 4.21(a) of the Matrix Disclosure Letter shall be re-allocated to the remaining Matrix employees listed on Section 4.21(a) of the Matrix Disclosure Schedule on a pro rata basis based upon the allocations set forth on Section 4.21(a) of the Mike Disclosure Letter (or such other basis as the parties may mutually agree).
          (b) At the Effective Time, the Cash Bonus Awards outstanding immediately prior to the Effective Time, whether vested or unvested, shall, on the terms and subject to the conditions set forth in this Agreement, be assumed by SanDisk. Each such Cash Bonus Award so assumed by SanDisk shall continue to have, and be subject to, the same terms and conditions as are in effect immediately prior to the Effective Time.
     4.22 Additional Restricted Stock Units; Additional Cash Bonus Awards. If (a) the Average SanDisk Trading Price is less than $44.8866 and (b) the aggregate value of the amounts to be received by the Persons listed on Section 4.20(a) and 4.21(a) of the Mike Disclosure Letter pursuant to Sections 1.4(c)(iii), 4.13(a), 4.20(a) and 4.21(a), as calculated pursuant to the Spreadsheet, is less than 17% of the Total Deal Value, then, prior to the Effective Time, Mike shall either (at the option of SanDisk) issue such additional number of Restricted Stock Units (the “Additional Restricted Stock Units”) and/or make such additional Cash Bonus Awards (the “Additional Cash Bonus Awards”) such that, after the issuance of such Additional Restricted Stock Units and/or the granting of such Additional Cash Bonus Awards, such Persons shall receive an aggregate value equal to 17% of the Total Deal Value pursuant to Sections 1.4(c)(iii), 4.13(a), 4.20(a), 4.21(a) and this Section 4.22 on a pro rata basis with respect to Schedule 4.20(a) and Schedule 4.21(a). For purposes of this Section, the term “Total Deal Value” shall mean the product of (x)(i) $250,000,000 divided by (ii) $44.8866, multiplied by (y) the Average SanDisk Trading Price.

ARTICLE 5
CONDITIONS TO THE MERGER
     5.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, which to the maximum extent permitted by law may be waived in a written agreement of Matrix and SanDisk (for itself or Merger Sub) (each such condition is solely for the benefit of the parties hereto and may be waived without notice, liability or obligation to any Person):
          (a) Stockholder Approval. This Agreement shall have been adopted by the requisite vote of the stockholders of Matrix under applicable law and Matrix’s certificate of incorporation.
          (b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by a Governmental Entity seeking any of the foregoing be pending. No action taken by any Governmental Entity, and no statute, rule, regulation or order shall have been enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement, which makes the consummation of the transactions contemplated by this Agreement illegal.
          (c) Governmental Approvals. (i) All applicable waiting periods under the HSR Act and any applicable foreign antitrust law shall have expired or been terminated and (ii) either (A) the Merger Permit shall have been issued by the California Commissioner and no stop order suspending the effectiveness of the Merger Permit or any part thereof shall have been issued and no proceeding for that purpose, no similar proceeding in respect of the Merger Permit shall have been initiated or threatened by the Department of Corporations of the State of California, and all requests for additional information on the part of the Department of Corporations of the State of California shall have been complied with to the reasonable satisfaction of the parties hereto or (B) the Registration Statement shall have been declared effective by the SEC and no stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, no similar proceeding in respect of the Registration Statement shall have been initiated or threatened by the SEC, and all requests for additional information on the part of the SEC shall have been complied with to the reasonable satisfaction of the parties hereto.
     5.2 Additional Conditions to Obligations of Matrix. The obligations of Matrix to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by Matrix (each such condition is solely for the benefit of Matrix and may be waived in its sole discretion without notice, liability or obligation to any Person):
          (a) Representations, Warranties and Covenants. Each of the representations and warranties made by each of SanDisk and Merger Sub in this Agreement shall be true and correct, in each case as of the date of this Agreement and at and as of the Closing Date as if made on that date (except for representations and warranties that expressly speak as of a specified date or time need only be true and correct as of such specified date or time), except for any failures to be true and correct that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on SanDisk. Each of SanDisk and Merger Sub shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it at or prior to the Closing.
          (b) Receipt of Closing Deliveries. Matrix shall have received each of the agreements, instruments and other documents required to have been delivered to Matrix at or prior to the Closing as set forth in Exhibit D.
          (c) Tax Opinion. Matrix shall have received the opinion of WSGR, counsel to Matrix, dated the Closing Date, to the effect that, on the basis of the facts, representations, and assumptions set forth in such opinion, the Merger will qualify for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code, and each of SanDisk and Matrix will be treated as a party to the reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, counsel may require and rely on representations reasonably satisfactory in form and substance to such counsel, including representations substantially in the form attached as Section 4.11 of the Matrix Disclosure Letter and Section 4.11 of the SanDisk Disclosure letter.
     5.3 Additional Conditions to the Obligations of SanDisk and Merger Sub. The obligations of SanDisk and Merger Sub to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by SanDisk (each such condition is solely for the benefit of SanDisk and Merger Sub and may be waived by SanDisk in its sole discretion without notice, liability or obligation to any Person):
          (a) Representations, Warranties and Covenants. Each of the representations and warranties made by Matrix in this Agreement shall be true and correct, in each case as of the date of this Agreement and at and as of the Closing Date as if made on that date (except for representations and warranties that expressly speak as of a specified date or time need only be true and correct as of such specified date or time), except for any failures to be true and correct that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Matrix. Matrix shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it at or prior to the Closing.
          (b) Receipt of Closing Deliveries. SanDisk shall have received each of the agreements, instruments and other documents required to have been delivered to SanDisk and Merger Sub at or prior to the Closing as set forth in Exhibit D.
          (c) Tax Opinion. SanDisk shall have received the opinion of Jones Day, special counsel to SanDisk, dated the Closing Date, to the effect that, on the basis of the facts, representations, and assumptions set forth in such opinion, the Merger will qualify for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code, and each of SanDisk and Matrix will be treated as a party to the reorganization within the meaning of

Section 368(b) of the Code. In rendering such opinion, counsel may require and rely on representations reasonably satisfactory in form and substance to such counsel, including representations substantially in the form attached as Section 4.11 of the SanDisk Disclosure Letter and Section 4.11 of the Matrix Disclosure Letter.
          (d) Section 280G Stockholder Approval. Any agreements, contracts or arrangements that may result, separately or in the aggregate, in the payment of any amount or the provision of any benefit that would not be deductible by reason of Section 280G of the Code shall have been approved by such number of stockholders of Matrix as is required by the terms of Section 280G in order for such payments and benefits not to be deemed parachute payments under Section 280G of the Code, with such approval to be obtained in a manner which satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the proposed Treasury Regulations thereunder, including Q-7 of Section 1.280G-1 of such proposed Treasury Regulations, or, in the absence of such stockholder approval, none of those payments or benefits shall be paid or provided, in accordance with the waivers of those payments and benefits to be executed by the affected individuals in accordance with Section 4.16.
          (e) No Material Adverse Effect. Since the date of this Agreement, there has not occurred any change, event or condition that, individually or in the aggregate with any other changes, events and conditions, has resulted in, or would reasonably be expected to result in, a Material Adverse Effect on Matrix.
          (f) Stockholder Vote. Matrix shall have received the affirmative vote of stockholders representing not less than 75% of the issued and outstanding Matrix Capital Stock immediately prior to the Effective Time on an as converted into Matrix Common Stock basis.
ARTICLE 6
TERMINATION, AMENDMENT AND WAIVER
     6.1 Termination. At any time prior to the Effective Time, whether before or after adoption of this Agreement by Matrix’s stockholders, this Agreement may be terminated:
          (a) by mutual written consent duly authorized by the respective boards of directors of SanDisk (or a committee thereof) and Matrix;
          (b) by either SanDisk or Matrix, if the Closing shall not have occurred on or before February 28, 2006 (the “Termination Date”); provided, however, that if SanDisk and Matrix determine in writing that the Merger Permit cannot be obtained, or cannot reasonably be expected to be obtained, in time to permit the Closing to occur on or before February 28, 2006 or if the California Commissioner notifies SanDisk or Matrix of the California Commissioner’s determination not to grant the Hearing, not to permit the mailing of the Notice of Hearing and/or not to issue the Merger Permit, then the termination right under this Section 6.1(b) shall not be available to any party until 120 days after such determination or notification, as the case may be; and provided, further, that the right to terminate this Agreement under this Section 6.1(b) shall not be available to any party who is in material breach of this Agreement and such breach of this Agreement has resulted in the failure of the Closing to occur on or before the Termination Date;

          (c) by either Matrix or SanDisk, if any permanent injunction or other order of a court or other competent Government Entity preventing the consummation of the transactions contemplated by this Agreement shall have become final and nonappealable;
          (d) by SanDisk, if Matrix shall have materially breached any representation, warranty or covenant contained herein and (i) such breach shall not have been cured within twenty days after receipt by Matrix of written notice of such breach (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured) and (ii) if not cured at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 5.3(a) to be satisfied (provided, however, that the termination right under Section 6.1(d) shall not be available to SanDisk if SanDisk is at that time in material breach of this Agreement);
          (e) by Matrix, if SanDisk or Merger Sub shall have materially breached any representation, warranty or covenant contained herein and (i) such breach shall not have been cured within twenty days after receipt by SanDisk of written notice of such breach (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured) and (ii) if not cured at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 5.2(a) to be satisfied; provided, however, that the right to terminate this Agreement under this Section 6.1(e) shall not be available to Matrix if Matrix is at that time in material breach of this Agreement);
          (f) by SanDisk, if the stockholders of Matrix shall fail to approve this Agreement and the Merger by the vote required by Delaware law and Matrix’s certificate of incorporation and bylaws at the Matrix Stockholders Meeting or any adjournment thereof or, if a consent solicitation is conducted, within ten days after the dispatch of such consent solicitations to the stockholders of Matrix;
          (g) by SanDisk, if the Matrix Board fails to effect the Matrix Board Recommendation or withdraws, qualifies or modifies such recommendation or its approval of this Agreement or the Merger once given.
     6.2 Effect of Termination.
          (a) If this Agreement is terminated in accordance with Section 6.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of SanDisk, Merger Sub or Matrix or their respective officers, directors, stockholders or Affiliates; provided, however, that each party hereto shall remain liable for any breaches of this Agreement prior to its termination; and provided, further, that the Confidentiality Agreement and the provisions of Sections 4.15 and 6.2 and ARTICLE 8 shall remain in full force and effect and survive any termination of this Agreement.
          (b) Notwithstanding any other provision of this Agreement, if this Agreement is terminated by SanDisk pursuant to Section 6.1(g), then Matrix shall immediately pay SanDisk in cash by wire transfer of immediately available funds, a non-refundable fee in the amount of $10,000,000 (the “Break-Up Fee”).

          (c) If (i) this Agreement is terminated by SanDisk pursuant to Section 6.1(f), and (ii) prior to such termination (A) any Person or group shall have informed Matrix (or the Matrix Board or any executive officer of Matrix) after the date hereof that such Person or group proposes or intends to propose an Acquisition Transaction, or (B) any such Person or group or Matrix publicly announces (including any filing with any federal or state office or agency) that such Person or group has proposed or intends to propose an Acquisition Transaction, and (iii) within twelve months after such termination Matrix or any of its Subsidiaries enters into a definitive agreement for, or consummates, an Acquisition Transaction (whether or not involving such Person or group), then Matrix shall, on the date that it enters into such definitive agreement or consummates such Acquisition Transaction, pay to SanDisk the Break-Up Fee.
     6.3 Amendment. Subject to the provisions of applicable law, the parties hereto may amend this Agreement at any time in accordance with an instrument in writing signed on behalf of each of the parties hereto; provided, however, that an amendment made subsequent to adoption of this Agreement by the stockholders of Matrix shall not (a) alter or change the amount or kind of consideration to be received on conversion of the Matrix Capital Stock or (b) alter or change any of the terms or conditions of this Agreement if such alteration or change would materially and adversely affect the holders of Matrix Capital Stock. Subject to the provisions of applicable law, SanDisk and the Stockholder Representative (on behalf of all of the stockholders of Matrix immediately prior to the Effective Time) may cause this Agreement to be amended at any time after the Effective Time by execution of an instrument in writing signed on behalf of SanDisk and the Stockholder Representative (on behalf of all of the stockholders of Matrix immediately prior to the Effective Time); provided, however, that any amendment made in accordance with this sentence shall not (i) alter or change the amount or kind of consideration to be received on conversion of the Matrix Capital Stock or (ii) alter or change any of the terms or conditions of this Agreement if such alteration or change would materially and adversely affect the stockholders of Matrix immediately prior to the Effective Time.
     6.4 Extension; Waiver. Any party may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties made to such party herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. At any time after the Effective Time, the Stockholder Representative and SanDisk may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any inaccuracies in the representations and warranties made to SanDisk (in the case of a waiver by SanDisk) or made to Matrix (in the case of a waiver by the Stockholder Representative) herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of SanDisk or Merger Sub (in the case of a waiver by SanDisk) or made to Matrix (in the case of a waiver by the Stockholder Representative). Any agreement on the part of a party hereto or the Stockholder Representative to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Without limiting the generality or effect of the preceding sentence, no delay in exercising any right under this Agreement shall constitute a waiver of such right, and no waiver of any breach or default shall be deemed a waiver of any other breach or default of the same or any other provision in this Agreement.

ARTICLE 7
ESCROW FUND AND INDEMNIFICATION
     7.1 Escrow Fund. The Escrow Fund shall be available to compensate SanDisk and the Surviving Company (on behalf of itself or any other Indemnified Person (as defined in Section 7.2)) for Losses (as defined in Section 7.2) in accordance with this ARTICLE 7.
     7.2 Indemnification. Subject to the limitations in this ARTICLE 7, the Escrow Fund shall be available to compensate SanDisk and the Surviving Company and its respective officers, directors, agents and employees, subsidiaries, directors and employees of subsidiaries, and each person, if any, who controls or may control SanDisk and the Surviving Company within the meaning of the Securities Act (each of the foregoing, an “Indemnified Person”) from and against any and all losses, liabilities, damages, claims, suits, settlements, royalties, costs and expenses, including reasonable costs of investigation, settlement, and defense and reasonable legal fees, court costs, and any interest costs or penalties (collectively, “Losses”), arising out of, related to or otherwise by virtue of (a) any breach of any representation or warranty made by Matrix in this Agreement, the Matrix Disclosure Letter, or any exhibit, schedule or certificate required to be delivered to SanDisk or Merger Sub in accordance with any provision of this Agreement, (b) any breach of or default in connection with any of the covenants or agreements made by Matrix in this Agreement, (c) any appraisal or similar action with respect to shares of Matrix Capital Stock (provided, that Losses arising under this Section 7.2(c) shall equal (i) the excess of any consideration awarded in any appraisal action over (ii) the value (using the SanDisk Closing Price) of the Merger Consideration allocable to the former Matrix stockholders whose shares of Matrix Capital Stock were the subject of such appraisal action), or (d) any Additional Matrix Expenses. In determining (A) whether any representation and warranty was inaccurate or breached, or (B) the amount of any Losses in respect of any inaccuracy in or any breach of any representation and warranty, any materiality or Material Adverse Effect qualification contained in such representation or warranty will in all respects be ignored. In determining (x) whether any representation and warranty contained in Section 2.8 was inaccurate or breached, or (y) the amount of any Losses in respect of any inaccuracy in or any breach of any representation and warranty contained in Section 2.8, any Knowledge qualification contained in any such representation or warranty will in all respects be ignored.
     7.3 Limitations on Liability; Exclusive Remedy.
          (a) The Indemnified Persons may not recover from the Escrow Fund in respect of any claim for indemnification in accordance with Section 7.2(a) unless and until Losses in accordance with Section 7.2(a) have been incurred, paid or properly accrued in an aggregate amount greater than $4,600,000 (the “Escrow Threshold”). Notwithstanding the foregoing, the Indemnified Persons shall be entitled to recover for, and the Escrow Threshold shall not apply as a threshold to, any Losses with respect to any breach of any representation or warranty made by Matrix in Section 2.2. Once the Escrow Threshold has been exceeded, the Indemnified Persons shall be entitled to recover all Losses in accordance with Section 7.2(a) (i.e., from the first dollar of such Losses).
          (b) Except in the case of fraud by Matrix, recovery from the Escrow Fund in accordance with this ARTICLE 7 and the Escrow Agreement shall be SanDisk’s sole and exclusive remedy after the Effective Time for any Losses. In no event shall any Matrix stockholder be liable for Losses in excess of such stockholder’s pro rata portion of the Merger Consideration as set forth on the Spreadsheet.
          (c) No Matrix stockholder shall have any right of contribution, right of indemnity or other right or remedy against SanDisk or the Surviving Company in connection with any indemnification obligation or any other liability to which such stockholder may become subject under or in connection with this Agreement.
          (d) Notwithstanding any other provision of this Agreement or any applicable law, neither SanDisk nor any of its Affiliates will have any liability after the Effective Time for any Losses, arising out of, related to or otherwise by virtue of any breach of any representation or warranty made by SanDisk in this Agreement, the SanDisk Disclosure Letter, or any exhibit, schedule or certificate required to be delivered to Matrix in accordance with any provision of this Agreement (i) in excess of $10,000,000 in the aggregate and (ii) until such Losses exceed $4,600,000 in which case SanDisk shall be liable from the first dollar of such Losses.
          (e) Notwithstanding any other provisions of this Agreement, no party shall be liable hereunder for any Losses arising out, relating to, or otherwise by virtue of lost profits or reduction in value.
          (f) This ARTICLE 7 shall only apply after the Effective Time and nothing in this ARTICLE 7 shall limit the liability of Matrix or SanDisk for any misrepresentation or breach of any representation, warranty, covenant or agreement if the Merger is not consummated.
     7.4 Claim Period. The period during which claims for indemnification from the Escrow Fund may be initiated (the “Claim Period”) shall commence at the Effective Time and terminate at the one year anniversary of the Effective Time. Notwithstanding anything contained in this Agreement to the contrary, at the conclusion of the Claims Period such portion of the Escrow Fund as may be necessary in the reasonable judgment of SanDisk to satisfy any unresolved or unsatisfied claims for Losses specified in any Officer’s Certificate (as defined in Section 7.5(a)) delivered to the Escrow Agent prior to expiration of the Claims Period shall remain in the Escrow Fund until such claims for Losses have been resolved or satisfied.
     7.5 Claims upon Escrow Fund.
          (a) Upon receipt by the Escrow Agent on or before the last day of the Claims Period of a certificate signed by any officer of SanDisk (an “Officer’s Certificate”):
               (i) stating that an Indemnified Person has incurred, paid or properly accrued, or reasonably anticipates that it may incur, pay or properly accrue, Losses;
               (ii) stating the amount of such Losses (which, in the case of Losses not yet incurred, paid or properly accrued, may be the maximum amount in good faith reasonably anticipated to be incurred, paid or properly accrued); and

               (iii) specifying in reasonable detail (based upon the information then possessed by SanDisk) the individual items of such Losses included in the amount so stated and the nature of the claim to which such Losses are related;
subject to the provisions of Sections 7.3, 7.6 and 7.7, SanDisk (on behalf of itself or any other Indemnified Person) shall be entitled to receive, and the Escrow Agent shall deliver to SanDisk out of the Escrow Fund as soon as practicable funds comprising the Escrow Fund having a value (using the SanDisk Closing Price) equal to such Losses; provided, however, that, to the extent that such Losses have not then been incurred or paid by such Indemnified Person, SanDisk (on behalf of itself or any other Indemnified Person) shall not be so entitled to receive, and the Escrow Agent shall not deliver funds in respect thereof unless and until such Losses are actually incurred or paid by such Indemnified Person.
     7.6 Objections to Claims. At the time of delivery of any Officer’s Certificate to the Escrow Agent, a duplicate copy of such Officer’s Certificate shall be delivered to the Stockholder Representative by or on behalf of SanDisk (on behalf of itself or any other Indemnified Person) and for a period of thirty days after such delivery to the Escrow Agent of such Officer’s Certificate, the Escrow Agent shall not release any portion of the Escrow Fund in accordance with Section 7.5 unless the Escrow Agent shall have received written authorization from the Stockholder Representative to make such delivery. After the expiration of such thirty-day period, the Escrow Agent shall release all or a portion of the Escrow Fund in accordance with Section 7.5; provided, however, that no such payment or delivery may be made if and to the extent the Stockholder Representative shall object in a written statement to any claim or claims made in the Officer’s Certificate, and such statement shall have been delivered to the Escrow Agent and to SanDisk prior to the expiration of such thirty-day period.
     7.7 Resolution of Objections to Claims.
          (a) If the Stockholder Representative shall so object in writing to any claim or claims by SanDisk made in any Officer’s Certificate, SanDisk shall have thirty days after its receipt of such writing to respond in a written statement to the objection of the Stockholder Representative. If after such thirty-day period there remains a dispute as to any claims, the Stockholder Representative and SanDisk shall attempt in good faith for twenty days thereafter to agree upon the rights of the respective parties with respect to each of such claims. If an agreement is reached with respect to such claims, the Stockholder Representative and SanDisk shall each execute a memorandum setting forth their agreement, which shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and shall distribute the shares or other property from the Escrow Fund in accordance with the terms thereof.
          (b) If no such agreement can be reached after good faith negotiation, the Stockholder Representative and a senior representative of SanDisk shall meet within ten days of the expiration of such twenty-day period and negotiate in good faith for one day with an impartial mediator in San Francisco, California. If an agreement is reached through mediation, the Stockholder Representative and SanDisk shall each execute a memorandum setting forth their agreement, which shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and shall distribute the shares or other property from the Escrow Fund in accordance with the terms thereof.
          (c) If no agreement can be reached after good faith mediation, the arbitration provisions of Section 8.11 shall be followed and the decision of the arbitrator regarding such claim shall be binding and conclusive upon the parties to this Agreement; provided, however, that any dispute or claim regarding Section 2.10 or in connection with any Matrix IP Rights, shall not be subject to the arbitration provisions of Section 8.11 and in lieu thereof such disputes shall be resolved as provided in Section 8.12. The Escrow Agent shall be entitled to act in accordance with the decision of such Arbitrator, or in the case that Section 8.12 applies, in accordance with the final non-appealable decision of the court, and make or withhold payments out of the Escrow Fund in accordance therewith.
     7.8 Third-Party Claims. If SanDisk becomes aware of a third-party claim which SanDisk believes may result in a claim against the Escrow Fund by or on behalf of an Indemnified Person, SanDisk shall promptly notify the Stockholder Representative of such third-party claim, and provide the Stockholder Representative the opportunity to participate at its own cost in any defense of such claim. SanDisk shall have the right in its sole discretion to settle any such claim; provided, however, without the consent of the Stockholder Representative, no settlement of any such claim with third party claimants shall be determinative of the amount of Losses relating to such matter. If the Stockholder Representative consents to any such settlement, neither the Stockholder Representative nor any stockholder or option holder of Matrix immediately prior to the Effective Time shall have any power or authority to object to the amount or validity of any claim by or on behalf of any Indemnified Person against the Escrow Fund for indemnity with respect to such settlement. Notwithstanding any other provision of this Agreement, any Losses incurred or suffered by the Indemnified Persons, directly or indirectly, as a result of such claim, may constitute Losses under Section 7.2, subject to the limitations in this ARTICLE 7.
     7.9 Stockholder Representative.
          (a) At the Effective Time, Bruce Dunlevie shall be constituted and appointed as the Stockholder Representative. The Stockholder Representative shall be the exclusive agent for and on behalf of the stockholders and option holders of Matrix immediately prior to the Effective Time to: (i) give and receive notices and communications to or from SanDisk (on behalf of himself or any other Indemnified Person) and/or the Escrow Agent relating to this Agreement, the Escrow Agreement or any of the transactions and other matters contemplated hereby or thereby; (ii) authorize deliveries to SanDisk of shares or other property from the Escrow Fund in satisfaction of claims asserted by SanDisk (on behalf of itself or any other Indemnified Person, including by not objecting to such claims); (iii) object to such claims in accordance with Section 7.6; (iv) consent or agree to, negotiate, enter into settlements and compromises of, and demand mediation and arbitration and comply with orders of courts and awards of arbitrators with respect to, such claims; and (v) take all actions necessary or appropriate in the judgment of the Stockholder Representative for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any Person under any circumstance. The Stockholder Representative shall be the sole and exclusive means of asserting or addressing any of the above and no former stockholder or option holder shall have any right to act on its own behalf with respect to any such matters, other than any claim or dispute against the Stockholder Representative. The Person serving as the Stockholder Representative may be replaced from time to time by the holders of a majority in interest of the shares or other property then on deposit in the Escrow Fund upon not less than ten days’ prior written notice to SanDisk. No bond shall be required of the Stockholder Representative, and the Stockholder Representative shall receive no compensation for his services. Notices or communications to or from the Stockholder Representative shall constitute notice to or from each of the stockholders and option holders of Matrix immediately prior to the Effective Time.
          (b) The Stockholder Representative shall not be liable to any stockholder of Matrix immediately prior to the Effective Time for any act done or omitted hereunder as the Stockholder Representative while acting in good faith and any act done or omitted in accordance with the advice of counsel or other expert shall be conclusive evidence of such good faith. The stockholders of Matrix immediately prior to the Effective Time shall severally indemnify the Stockholder Representative and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholder Representative and arising out of or in connection with the acceptance or administration of his duties hereunder. After all of the claims of SanDisk against the Escrow Fund are satisfied, the Stockholder Representative shall be entitled to seek reimbursement from the Escrow Fund for all of his or her reasonable expenses incurred.
          (c) The Stockholder Representative shall have reasonable access to information about Matrix and the reasonable assistance of Matrix’s former officers and employees for purposes of performing his duties and exercising its rights hereunder, provided that the Stockholder Representative shall treat confidentially and not disclose any nonpublic information from or about Matrix or the Surviving Company to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).
     7.10 Actions of the Stockholder Representative. Any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Stockholder Representative that is within the scope of the Stockholder Representative’s authority under Section 7.7(a) shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of all stockholders or option holders of Matrix immediately prior to the Effective Time and shall be final, binding and conclusive upon each such stockholder or option holder; and each Indemnified Person and the Escrow Agent shall be entitled to rely upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, each and every such stockholder or option holder. Except for their gross negligence and willful misconduct, each Indemnified Person and the Escrow Agent are unconditionally and irrevocably relieved from any liability to any person for any acts done by them in accordance with any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent or instruction of the Stockholder Representative.

ARTICLE 8
GENERAL PROVISIONS
     8.1 Survival of Representations and Warranties. The representations and warranties made by each of SanDisk and Matrix in this Agreement or in any other document required to be delivered in accordance with any provision of this Agreement shall survive the Closing and remain in full force and effect until the first anniversary of the Effective Time; provided, however, that no right to indemnification in accordance with ARTICLE 7 in respect of any claim that is set forth in an Officer’s Certificate delivered to the Escrow Agent prior to the expiration of the Claims Period shall be affected by the expiration of such representations and warranties.
     8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent via facsimile (with confirmation of receipt) to the parties hereto at the following address (or at such other address for a party as shall be specified by like notice):
(i)	if to SanDisk or Merger Sub, to:
SanDisk Corporation
140 Caspian Court
Sunnyvale, California 94089
Attention: Charles Van Orden, Vice President & General Counsel
Facsimile No.:
Telephone No.:
with a copy (which shall not constitute notice) to:
Jones Day
2882 Sand Hill Road, Suite 240
Menlo Park, California 94025
Attention: Daniel R. Mitz
               Sean M. McAvoy
Facsimile No.:
Telephone No.:
(ii)	if to Matrix, to:
Matrix Semiconductor, Inc.
3230 Scott Boulevard
Santa Clara, California 95054
Attention: Dennis Segers, President and Chief Executive Officer
Facsimile No.:
Telephone No.:

with a copy (which shall not constitute notice) to:
Wilson Sonsini Goodrich & Rosati PC
650 Page Mill Road
Palo Alto, California 94304-1050
Attention: Larry W. Sonsini
               Matthew W. Sonsini
               Robert T. Ishii
Facsimile No.:
Telephone No.:
(iii)	if to the Stockholder Representative, to:
Bruce Dunlevie
c/o Benchmark Capital
2480 Sand Hill Road, Suite 200
Menlo Park, California 94025
Facsimile No.:
Telephone No.:
     8.3 Interpretation. When a reference is made in this Agreement to a section or article, such reference shall be to a section or article of this Agreement, unless otherwise clearly indicated to the contrary. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and annex, article, section, paragraph, exhibit and schedule references are references to the annex, articles, sections, paragraphs, exhibits and schedules of this Agreement, unless otherwise specified. The plural of any defined term shall have a meaning correlative to such defined term and words denoting any gender shall include all genders and the neuter. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning. Any reference to a party to this Agreement or any other agreement or document contemplated hereby shall include such party’s successors and permitted assigns. A reference to any legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefore and all rules, regulations and statutory instruments issued or related to such legislation through the date hereof or the Closing Date, as applicable. The headings and captions in this Agreement are for reference only and shall not be used in the construction or interpretation of this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. No prior draft of this Agreement nor any course of performance or course of dealing shall be used in the interpretation or construction of this Agreement. No parole evidence shall be introduced in the construction or interpretation of this Agreement unless the ambiguity or uncertainty at issue is plainly discernable from a reading of this Agreement without consideration of any extrinsic evidence. Although the same or similar subject matters may be addressed in different provisions of this Agreement, the parties intend that, except as readily apparent on the face of the Agreement or as expressly provided in this Agreement, each such provision shall be read separately, be given independent significance and not be construed as limiting any other provision of this Agreement (whether or not more general or more specific in scope, substance or content). The doctrine of election of remedies shall not apply in constructing or interpreting the remedies provisions of this Agreement or the equitable power of a court considering this Agreement or the transactions contemplated hereby.
     8.4 Definitions. For purposes of this Agreement:
          (a) an “Affiliate,” when used with reference to any Person, means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such first Person;
          (b) any reference to an event, change, condition or effect being “material” with respect to any Person means any event, change, condition or effect that is material in relation to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, or operations of such Person and its Subsidiaries, taken as a whole;
          (c) a “Material Adverse Effect” with respect to any Person means any effect that is materially adverse in relation to the condition (financial or otherwise), properties, assets, liabilities, business or operations, of such Person and its Subsidiaries, taken as a whole, excluding effects resulting from (i) general economic conditions affecting (A) the U.S. economy, (B) portions of the global economy in which such Person has material operations, sales, customers or suppliers, or (C) the semiconductor or memory chip industries, (ii) actions taken by such Person at the specific request or with the agreement or consent of SanDisk (if such Person is Matrix) or Matrix (if such Person is SanDisk), (iii) acts required, contemplated or permitted under the Agreement, (iv) the announcement or pendency of the Merger (excluding (A) any loss of a Material Customer or reduction in orders from Matrix’s largest customer, other than reductions described in clause (v) hereof and (B) the occurrence of any event described in Section 8.4(c) of the Matrix Disclosure Letter), (v) reductions in orders from Matrix’s largest customer due to seasonality or delays of up to one calendar quarter (so long as such delays are not related to an adverse change in such customer’s relationship with Matrix), (vi) a third party claim based on an alleged infringement, misappropriation or breach of the intellectual property rights of others, of which a party receives notice after the announcement of the Merger, or (vii) war, military actions, acts of terrorism, or civil unrest;
          (d) “in the ordinary course of business,” with respect to any action, means such action is:
               (i) consistent with the recent past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; and
               (ii) not required to be authorized by the board of directors of such Person;
          (e) any reference to a Person’s “Knowledge” means, with respect to any Person, with respect to any fact, circumstance, event or other matter in question, that any of the officers and directors of such Person has actual knowledge of such fact, circumstance, event or other matter. In addition to such individual’s own actual knowledge, an individual shall be deemed to have knowledge of a particular fact, circumstance, event or other matter if such fact, circumstance, event or other matter is reflected in one or more documents, written or electronic, that are or have been in such individual’s possession. For purposes of this definition, Matrix’s officers shall include: Dennis Segers, President and CEO, Dan Steere, Vice President of Sales and Marketing, Geoff Ribar, CFO, Siva Sivaram, COO, Liza Toth, Vice President, Intellectual Property, Matt Crowley, Vice President of Product Development, Vicki Barklow, Controller and Mike Brodsky, Vice President of Sales. For purposes of this definition, SanDisk’s officers shall include SanDisk’s officers for purposes of Section 16 of the Exchange Act as of September 30, 2005;
          (f) “Matrix Common Stock” means the Matrix Common Stock par value $0.001 per share;
          (g) “Matrix Preferred Stock” means the Matrix Preferred Stock par value $0.001 consisting of Matrix’s Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series G Preferred Stock, Series A-1 Preferred Stock, Series B-1 Preferred Stock, Series C-1 Preferred Stock, Series F-1 Preferred Stock, Series F-2 Preferred Stock, Series F-3 Preferred Stock, Series F-4 Preferred Stock and Series F-5 Preferred Stock;
          (h) a “Person” means any individual, firm, corporation, partnership, company, limited liability company, division, trust, joint venture, association, Governmental Entity or other entity or organization;
          (i) a “Subsidiary” of any Person means any other Person in which an amount of voting securities, other voting ownership or voting partnership interests sufficient to elect at least 50% of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of such Person) is owned directly or indirectly by such first Person; and
          (j) a reference to a “third party” in this Agreement shall exclude Matrix, SanDisk and Merger Sub and their respective Affiliates.
     8.5 Counterparts. This Agreement may be executed in one or more counterparts (whether delivered by facsimile or otherwise), each of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to each of the other parties; it being understood that all parties need not sign the same counterpart.
     8.6 Entire Agreement; No Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including all the exhibits attached hereto, the Matrix Disclosure Letter and the SanDisk Disclosure Letter, (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the

Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement, in accordance with its terms, and (b) except for Sections 4.12 and 4.18, are not intended to confer, and shall not be construed as conferring, upon any Person other than the parties hereto any rights or remedies hereunder.
     8.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties (whether by operation of law or otherwise) without the prior written content of the other parties, except to a wholly-owned Subsidiary of SanDisk. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.
     8.8 Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or arbitrator to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the invalid, void or unenforceable term or provision in any other situation or in any other jurisdiction. If the final judgment of such court or arbitrator declares that any term or provision hereof is invalid, void or unenforceable, the parties agree to use their reasonable efforts to agree to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the original intention of the invalid or unenforceable term or provision.
     8.9 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of either party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.
     8.10 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, IRRESPECTIVE OF THE CHOICE OF LAWS PRINCIPLES OF THE STATE OF DELAWARE, AS TO ALL MATTERS, INCLUDING MATTERS OF VALIDITY, CONSTRUCTION, EFFECT, ENFORCEABILITY, PERFORMANCE AND REMEDIES.
     8.11 Binding Arbitration. Except as provided in Sections 7.6, 7.7 and 8.12, all disputes, controversies or claims (whether in contract, tort or otherwise) arising out of, relating to or otherwise by virtue of this Agreement, breach of this Agreement or the transactions contemplated by this Agreement, in each case, after the Effective Time, shall be resolved as follows:
          (a) Any disputes shall be settled under the Rules of Arbitration (except as set forth below) of the International Chamber of Commerce (the “ICC Rules”) and as modified in this Section.

          (b) The arbitration shall take place in San Francisco, California and shall be the exclusive forum for resolving such disputes, controversies or claims. The arbitrator shall have the power to order hearings and meetings to be held in such place or places as he or she deems in the interests of reducing the total cost to the parties of the arbitration.
          (c) The arbitration shall be held before a single arbitrator. The arbitrator shall have practiced the field of law that is principally the subject of such dispute, controversy or claim in the State of Delaware for at least ten years. Notwithstanding the ICC Rules, the arbitrator may be a citizen of the United States of America. The arbitrator shall have the power to order equitable remedies and not just the payment of monies, except as otherwise provided in ARTICLE 7. The arbitrator may hear and rule on dispositive motions as part of the arbitration proceeding (e.g. motions for judgment on the pleadings, summary judgment and partial summary judgment).
          (d) The arbitrator may appoint an expert only with the consent of all of the parties to the arbitration. The arbitrator shall submit the Terms of Reference (as defined in the ICC Rules) within one month of the date on which the file is transmitted by him or her to the Court (as defined in the ICC Rules).
          (e) The arbitrator’s fees and the administrative expenses of the arbitration shall be paid equally by the parties. Each party to the arbitration shall pay its own costs and expenses (including attorney’s fees) in connection with the arbitration.
          (f) The award rendered by the arbitrator shall be executory, final and binding on the Parties. The award rendered by the arbitrator may be entered into any court having jurisdiction, or application may be made to such court for judicial acceptance of the award and an order of enforcement, as the case may be. Such court proceeding shall disclose only the minimum amount of information concerning the arbitration as is required to obtain such acceptance or order.
          (g) Except as required by law, neither any party nor the arbitrator may disclose the existence, content or results of an arbitration brought in accordance with this Agreement.
          (h) Notwithstanding the foregoing, any party may apply to any US court or administrative body of competent jurisdiction to obtain a temporary restraining order, preliminary injunction, permanent injunction or other injunctive relief to protect its interests, without breach of this Section and without any abridgment of the powers of the arbitrator set forth above.
          (i) Each party to this Agreement hereby agrees that in connection with any such action process may be served in the same manner as notices may be delivered under Section 8.2 and irrevocably waives any defenses it may have to service in such manner.
          (j) The arbitration shall be conducted in accordance with the Federal Rules of Evidence and the Federal Rules of Civil Procedure as applicable in the Northern District of California (except that where under such rules the court has discretion to waive or extend provisions thereof or deadlines therein, the arbitrator shall not exercise that right without the written consent of SanDisk and the Stockholder Representative).
     8.12 IP Litigation; Jurisdiction; Venue. Notwithstanding anything to the contrary in this Agreement, the sole jurisdiction, venue and dispute resolution procedure for actions related to Losses based upon, arising out of or otherwise by virtue of, in whole or in part, Section 2.8 or Matrix IP Rights shall be the United States Federal Court for the Northern District of California, and the parties to this Agreement hereby consent to the jurisdiction of such court. Each of the parties agrees that process may be served upon it in the manner specified in Section 8.2 and irrevocably waives and covenants not to assert or plead any objection which it might otherwise have to such jurisdiction and such process.
     8.13 WAIVER OF JURY TRIAL. WHETHER IN ACCORDANCE WITH SECTION 8.11 OR 8.12 OR OTHERWISE, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.
     8.14 Enforcement. The parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms. Therefore, the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled under this Agreement, at law or in equity.
[Signatures begin on the next page]

     Each of SanDisk, Merger Sub, Matrix and the Stockholder Representative have caused this Agreement to be executed and delivered as of the date first written above.

SANDISK CORPORATION

/s/ Eli Harari

Name: Eli Harari
Title: President and Chief Executive Officer

MIKE ACQUISITION COMPANY LLC
by SanDisk Corporation, its sole member

/s/ Judy Bruner

Name: Judy Bruner
Title: Authorized Representative

MATRIX SEMICONDUCTOR, INC.

/s/ Dennis Segers

Name: Dennis Segers
Title: President and Chief Executive Officer

BRUCE DUNLEVIE, AS
STOCKHOLDER REPRESENTATIVE

/s/ Bruce Dunlevie

Name: Bruce Dunlevie